Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Covidien Ltd.:

We have audited the accompanying consolidated and combined balance sheets of Covidien Ltd. and subsidiaries (previously the healthcare businesses of Tyco International Ltd.) (collectively the “Company”) as of September 28, 2007 and September 29, 2006 and the related consolidated and combined statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended September 28, 2007. Our audits also included the financial statement schedule listed in the Index at Page F-1. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position of the Company as of September 28, 2007 and September 29, 2006, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 28, 2007, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 2 to the financial statements, the Company has entered into plans for the disposition of its Retail Products segment, its Specialty Chemical business, and its European Incontinence business. The anticipated loss on disposition and results of operations of these businesses are included in discontinued operations in the accompanying financial statements.

As discussed in Note 1 to the consolidated and combined financial statements, prior to the separation of the Company from Tyco International Ltd., the Company was comprised of the assets and liabilities used in managing and operating the healthcare businesses of Tyco International Ltd. The combined financial statements also included allocations of corporate overhead, other expenses, debt and related interest expense from Tyco International Ltd. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International Ltd.

As discussed in Note 1 to the consolidated and combined financial statements, in 2007 the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).

/s/ Deloitte & Touche LLP

December 13, 2007

(April 14, 2008 as to Note 1, “Basis of Presentation,” and Notes 2, 18, 19 and 21)

Boston, Massachusetts

COVIDIEN LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 28, 2007, September 29, 2006 and September 30, 2005

(in millions, except per share data)

	2007	2006	2005
Net sales	$8,895	$8,313	$8,268
Cost of products sold	4,273	4,012	3,815

Gross profit	4,622	4,301	4,453
Selling, general and administrative expenses	2,446	1,986	2,216
Research and development expenses	260	248	221
In-process research and development charges	38	63	—
Class action settlement, net of insurance recoveries	1,202	—	—
Restructuring and other charges, net	57	—	—
Impairments of long-lived assets	34	—	—
(Gain) loss on divestitures, net	—	(48)	5

Operating income	585	2,052	2,011
Interest expense	188	171	192
Interest income	(35)	(32)	(29)
Other expense, net	135	13	248

Income from continuing operations before income taxes	297	1,900	1,600
Income taxes	462	470	479

(Loss) income from continuing operations	(165)	1,430	1,121
Loss from discontinued operations, net of income taxes	177	275	86

Net (loss) income	$(342)	$1,155	$1,035

Basic and diluted earnings per share:
(Loss) income from continuing operations	$(0.33)	$2.88	$2.26
Loss from discontinued operations	0.36	0.55	0.17
Net (loss) income	(0.69)	2.33	2.08

Weighted-average number of shares outstanding:
Basic and diluted	497	497	497

See Notes to Consolidated and Combined Financial Statements.

COVIDIEN LTD.

CONSOLIDATED AND COMBINED BALANCE SHEETS

At September 28, 2007 and September 29, 2006

(in millions, except share data)

	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$872	$242
Accounts receivable trade, less allowance for doubtful accounts of $44 and $41	1,546	1,417
Inventories	1,126	1,065
Interest in class action settlement fund	1,257	—
Class action settlement receivables	1,735	—
Prepaid expenses and other current assets	365	314
Income taxes receivable	50	92
Deferred income taxes	268	168
Assets held for sale	879	1,134

Total current assets	8,098	4,432
Property, plant and equipment, net	2,393	2,259
Goodwill	5,767	5,694
Intangible assets, net	1,242	1,314
Income taxes receivable	22	—
Deferred income taxes	67	—
Due from related parties	306	—
Other assets	433	409

Total Assets	$18,328	$14,108

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to related party of $173 at September 29, 2006	$523	$194
Accounts payable	444	436
Accrued payroll and payroll related costs	231	124
Class action settlement liability	2,992	—
Accrued and other current liabilities	910	654
Income taxes payable	138	93
Liabilities associated with assets held for sale	147	174

Total current liabilities	5,385	1,675
Long-term debt, including amounts due to related party of $1,971 at September 29, 2006	3,565	2,248
Income taxes payable	517	340
Guaranteed contingent tax liabilities	760	—
Deferred income taxes	576	373
Other liabilities	783	851

Total Liabilities	11,586	5,487
Commitments and contingencies (Note 18)
Shareholders’ Equity:
Preference shares, $0.20 par value, 125,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 authorized; 497,530,181 issued and outstanding at September 28, 2007	100	—
Share premium	16	—
Contributed surplus	5,983	—
Parent company investment	—	8,320
Accumulated earnings	—	—
Accumulated other comprehensive income	643	301

Total Shareholders’ Equity	6,742	8,621

Total Liabilities and Shareholders’ Equity	$18,328	$14,108

See Notes to Consolidated and Combined Financial Statements.

COVIDIEN LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY

Fiscal Years September 28, 2007, September 29, 2006 and September 30, 2005

(in millions)

	Common Shares		Contributed Surplus	Share Premium	Parent Company Investment	Accumulated Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Number	Par Value
Balance at October 1, 2004	—	$—	$—	$—	$7,431	$—	$180	$7,611
Comprehensive income:
Net income	—	—	—	—	1,035	—		1,035
Currency translation	—	—	—	—	—	—	(51)	(51)
Minimum pension liability, net of income taxes of $11	—	—	—	—	—	—	(23)	(23)

Total comprehensive income								$961
Net transfers to parent	—	—	—	—	(565)	—	—	(565)

Balance at September 30, 2005	—	—	—	—	7,901	—	106	8,007
Comprehensive income:
Net income	—	—	—	—	1,155	—		1,155
Currency translation	—	—	—	—	—	—	155	155
Minimum pension liability, net of income taxes of $16	—	—	—	—	—	—	40	40

Total comprehensive income								$1,350
Net transfers to parent	—	—	—	—	(736)	—	—	(736)

Balance at September 29, 2006	—	—	—	—	8,320	—	301	8,621
Comprehensive income:
Net income	—	—	—	—	(376)	34	—	(342)
Currency translation	—	—	—	—	—	—	351	351
Minimum pension liability, net of income tax benefit of $62	—	—	—	—	—	—	96	96
Unrecognized (loss) on derivatives	—	—	—	—	—	—	(54)	(54)

Total comprehensive income								$51
Net transfer to parent and assumption of liabilities and forgiveness of Tyco International intercompany balances	—	—	—	—	(1,237)	—	—	(1,237)
Guaranteed contingent tax liabilities	—	—	(760)	—	—	—	—	(760)
Due from affiliates recorded under Tax Sharing Agreement	—	—	290	—	—	—	—	290
Income taxes assumed upon Separation	—	—	(138)	—	—	—	—	(138)
Transfers of parent company investment to contributed surplus	—	—	6,707	—	(6,707)	—	—	—
Issuance of common shares upon Separation	497	99	(99)	—	—	—	—	—
Dividends declared	—	—	(46)	—	—	(34)	—	(80)
Repurchase of common shares	—	—	(2)	—	—	—	—	(2)
Share options exercised	1	1	—	16	—	—	—	17
Equity-based compensation expense	—	—	31	—	—	—	—	31
Adjustment to apply the recognition provision of SFAS No. 158, net of income tax provision of $27	—	—	—	—	—	—	(51)	(51)

Balance at September 28, 2007	498	$100	$5,983	$16	$—	$—	$643	$6,742

See Notes to Consolidated and Combined Financial Statements.

COVIDIEN LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 28, 2007, September 29, 2006 and September 30, 2005

(in millions)

	2007	2006	2005
Cash Flows From Operating Activities:
Net (loss) income	$(342)	$1,155	$1,035
Loss from discontinued operations, net of income taxes	177	275	86

(Loss) income from continuing operations	(165)	1,430	1,121
Adjustments to reconcile net cash provided by operating activities:
Impairment of long-lived assets	34	—	—
In-process research and development charges	38	63	—
(Gain) loss on divestitures, net	—	(48)	5
Depreciation and amortization	369	325	310
Non-cash compensation expense	75	56	22
Deferred income taxes	(50)	317	68
Provision for losses on accounts receivable and inventory	52	41	37
Class action settlement charge, net of recoveries’	1,243	—	—
Loss on the early extinguishment of debt	155	—	243
Other non-cash items	(31)	33	20
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(41)	11	(38)
Inventories	(67)	(160)	(48)
Accounts payable	(3)	(25)	21
Income taxes payable	130	(264)	94
Accrued and other liabilities	271	(370)	273
Other	86	(113)	(3)

Net cash provided by continuing operating activities	2,096	1,296	2,125

Net cash provided by (used in) discontinued operating activities	113	(92)	259

Net cash provided by operating activities	2,209	1,204	2,384

Cash Flows From Investing Activities:
Capital expenditures	(356)	(400)	(289)
Acquisitions, net of cash acquired	(117)	(382)	(66)
Divestitures, net of cash retained	—	74	4
Increase in restricted cash	(7)	(34)	—
Interest in class action settlement fund	(1,257)	—	—
Other	24	(9)	14

Net cash used in continuing investing activities	(1,713)	(751)	(337)

Net cash provided by (used in) discontinued investing activities	4	827	(71)

Net cash (used in) provided by investing activities	(1,709)	76	(408)

Cash Flows From Financing Activities:
Repayment of external debt	(525)	(25)	(98)
Issuance of external debt	4,298	1	3
Allocated debt activity	(2,291)	(548)	(1,141)
Net transfers to Tyco International Ltd.	(1,316)	(601)	(508)
Transfers from discontinued operations	82	636	(52)
Other	(21)	86	(23)

Net cash provided by (used in) continuing financing activities	227	(451)	(1,819)

Net cash used in discontinued financing activities	(117)	(726)	(176)

Net cash provided by (used in) financing activities	110	(1,177)	(1,995)

Effect of currency rate changes on cash	20	7	2
Net increase (decrease) in cash and cash equivalents	630	110	(17)
Less: net increase in cash related to discontinued operations	—	(9)	(12)
Cash and cash equivalents at beginning of year	242	141	170

Cash and cash equivalents at end of year	$872	$242	$141

Supplementary Cash Flow Information:
Interest paid	$199	$177	$195
Income taxes paid, net of refunds	$425	$253	$285
Dividends declared, but not yet paid	$80	$—	$—

See Notes to Consolidated and Combined Financial Statements.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Separation from Tyco International Ltd.—Effective June 29, 2007, Covidien Ltd. (“Covidien” or the “Company”), a company organized under the laws of Bermuda, became the parent company that owns the former healthcare businesses of Tyco International Ltd. (“Tyco International”). Prior to June 29, 2007, the assets of the healthcare businesses of Tyco International were transferred to Covidien. On June 29, 2007, Tyco International distributed all of its shares of Covidien, as well as its shares of its former electronics businesses (“Tyco Electronics”), to the holders of Tyco International common shares on the record date for the distribution, which was June 18, 2007 (the “Separation”).

Basis of Presentation—The accompanying Consolidated and Combined Financial Statements reflect the consolidated operations of Covidien Ltd. and its subsidiaries as an independent publicly-traded company following June 29, 2007, and a combined reporting entity comprising the assets and liabilities used in managing and operating Tyco International’s healthcare businesses, including Covidien Ltd., prior to June 29, 2007. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in the Consolidated and Combined Financial Statements presented herein. In addition, during the first quarter of fiscal 2008, the Retail Products segment, Specialty Chemicals business within the Pharmaceutical segment and European Incontinence Products business within the Medical Supplies segment all met the assets held for sale and discontinued operations criteria. As a result, the Company has reclassified amounts previously reported to reflect these businesses in discontinued operations for all periods presented.

The Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

The Company’s Consolidated and Combined Financial Statements for periods prior to June 29, 2007 may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial condition and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Consolidated and Combined Financial Statements. Certain general corporate overhead, other expenses, debt and related net interest expense and loss on early extinguishment of debt have been allocated for periods prior to the Separation by Tyco International to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. Note 17 provides further information regarding allocated expenses. Following the Separation, the Company performs these functions using internal resources or purchased services, certain of which may be provided by Tyco International during a transitional period pursuant to the Separation and Distribution Agreement dated June 29, 2007, among Covidien, Tyco International, and Tyco Electronics (the “Separation and Distribution Agreement”). Note 17 provides additional information regarding the Separation and Distribution Agreement.

Principles of Consolidation—The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares or has the ability to control through similar rights. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Consolidated and Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Revenue Recognition—The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.

In certain circumstances, the Company enters into arrangements in which it provides multiple deliverables to its customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on sales of the individual deliverables to other third parties.

Customers may also require the Company to maintain consignment inventory at the customer’s location. The Company recognizes revenues and costs associated with consignment inventory upon the notification of usage by the customer.

The Company sells products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between the Company and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as reduction of sales when revenue is recognized and are included in the reserve for returns, rebates and sales allowances within “Accounts receivable trade” in the Consolidated and Combined Balance Sheets. Rebates are estimated based on sales terms, historical experience and trend analysis. In estimating rebates, the Company considers the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific sales trend analysis, contractual commitments including stated rebate rates and other relevant information. The Company adjusts reserves to reflect differences between estimated and actual experience, and records such adjustment as a reduction of sales in the period of adjustment. Rebates charged against gross sales amounted to $2.0 billion, $2.3 billion and $2.1 billion in fiscal 2007, 2006 and 2005, respectively.

Research and Development—Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.

Amounts related to research and development collaborations with third parties are expensed as incurred up to the point of regulatory approval. Third-party costs subsequent to regulatory approval are capitalized and amortized over the estimated useful life of the related product. Amounts capitalized for such costs are included in other intangibles, net of accumulated amortization.

Advertising—Advertising costs are expensed when incurred. Advertising expense was $74 million, $73 million and $71 million in fiscal 2007, 2006 and 2005, respectively, and is included in “Selling, general and administrative expenses” in the Consolidated and Combined Statements of Operations.

Currency Translation—For the Company’s non-U.S. subsidiaries that transact in a functional currency other than U.S. dollars and do not operate in highly inflationary environments, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the Consolidated and Combined Financial Statements as a component of “Accumulated other comprehensive income” within “Shareholders’ Equity.” For subsidiaries operating in highly inflationary environments or where the functional currency is different from local currency, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

and liabilities are translated at year-end exchange rates. Translation adjustments of these subsidiaries are included in net income.

Losses resulting from foreign currency transactions included in net income were $26 million, $19 million and $26 million in fiscal 2007, 2006 and 2005, respectively.

Cash and Cash Equivalents—All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

On occasion, the Company is required to provide cash collateral to secure contractual obligations related to acquisitions or divestitures or other legal obligations. The amount of restricted cash in collateral was $50 million and $43 million at the end of fiscal 2007 and 2006, respectively. Restricted cash is included in prepaid expenses and other current assets or other assets based on the nature of the restriction.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in the Company’s accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. The Company provides reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. The Company generally utilizes the straight-line method of depreciation over the following estimated useful lives of the assets:

Buildings and related improvements	2 to 40 years
Machinery and equipment	2 to 25 years

Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.

The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset’s fair value. The fair value is estimated based upon the present value of discounted future cash flows or other reasonable estimates of fair value.

Leases—The Company categorizes its facility and equipment leases at their inception as either operating or capital leases. These leases, which expire at various dates, generally provide for the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Incentives the Company receives are treated as a reduction of its costs over the term of the related lease agreements. The Company recognizes costs for operating leases on a straight-line basis regardless of payment terms that defer the commencement date of required payments. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected economic useful life or the remaining term of the lease.

Intangible Assets—Intangible assets include intellectual property consisting primarily of patents, trademarks and unpatented technology. The Company records intangible assets at cost and amortizes certain of such assets

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

using the straight-line method over ten to forty years. Amortization expense is included in selling, general and administrative expenses. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. Intangible assets that are not subject to amortization, which are comprised primarily of certain trademarks, are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company reviews intangible assets subject to amortization for impairment in the same manner as property, plant and equipment discussed above.

Business Combinations—Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

The Company’s purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval. The Company expenses the value attributable to in-process research and development (“IPR&D”) projects at the time of acquisition.

The valuation of IPR&D is determined using the discounted cash flow method. In determining the value of IPR&D, the Company considers, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

Goodwill—The Company tests goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. The Company utilizes a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company estimates the fair value of its reporting units through internal analyses and external valuation, which utilize an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Investments—The Company invests in equity and debt securities. Long-term investments in marketable equity securities that represent less than 20% ownership and investments in debt securities are classified as available for sale and marked to market at the end of each accounting period. Unrealized gains and losses are credited or charged to other comprehensive income within shareholders’ equity for available for sale securities

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. Management determines the proper classification of investments in debt obligations with fixed maturities and equity securities for which there is a readily determinable market value at the time of purchase and reevaluates such classifications as of each balance sheet date. Realized gains and losses on sales of investments are included in “Other expense, net” in the Consolidated and Combined Statements of Operations.

Other equity investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, such that they are recorded at the lower of cost or estimated net realizable value. The carrying value of investments accounted for under the cost method was $52 million and $24 million at the end of fiscal 2007 and 2006, respectively. For equity investments in which the Company exerts significant influence over operating and financial policies but do not control, the equity method of accounting is used. The carrying value of these investments was $23 million and $22 million at the end of fiscal 2007 and 2006, respectively. Investments accounted for under both the cost and equity methods are included in “Other assets” in the Consolidated and Combined Balance Sheets. The Company’s share of net income or losses of equity investments is included in “Other expense, net” in the Consolidated and Combined Statements of Operations and was not material in any period presented.

Environmental Costs—The Company is subject to laws and regulations relating to protecting the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reliably determinable. The impact of the discount was not material in any period presented.

Asset Retirement Obligations—The Company establishes asset retirement obligations for the present value of estimated future costs to return certain of its facilities to their original condition. The recorded liabilities are accreted to the future value of the estimated restoration costs. The accretion of the liability and the depreciation of the capitalized cost is recognized over the estimated useful lives of the facilities, which range from 23 to 25 years.

Income Taxes—Income taxes are computed on a stand-alone basis in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes.” In these Consolidated and Combined Financial Statements, the income tax benefits of a consolidated income tax return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the Consolidated and Combined Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Insurable Liabilities—The Company records liabilities for its workers’ compensation, product, general and automobile liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. Certain insurable liabilities are discounted using a risk-free

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

rate of return when the future expenditures related to the obligations are reliably determinable. The impact of the discount was not material in any period presented. The Company records receivables from third-party insurers when it has determined that existing insurance policies will provide reimbursement. In making this determination, consideration is given to applicable deductibles, policy limits, legal obligations of insurance carriers and historical experience of payment by such carriers.

Parent Company Investment— Prior to June 29, 2007, Tyco International’s investment in the healthcare businesses, the Company’s accumulated net earnings after taxes and the net effect of transactions with and allocations from Tyco International is shown as “Parent Company Investment” in the Combined Financial Statements. Note 17 provides additional information regarding the allocation to the Company of various expenses incurred by Tyco International. After Separation adjustments were recorded, the remaining parent company investment balance, which includes all earnings prior to the Separation, was transferred to contributed surplus. Net income subsequent to the Separation is included in accumulated earnings.

Share Premium and Contributed Surplus—In accordance with the Bermuda Companies Act 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. When the Company issues shares in exchange for shares of another company, the excess of the fair value of the shares acquired over the par value of the shares issued by the Company is credited, where applicable, to contributed surplus, which is, subject to certain conditions, a distributable reserve.

Recently Adopted Accounting Pronouncements—In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158 additional financial statement disclosures are required. The Company adopted the recognition and disclosure provisions of SFAS No. 158 at the end of fiscal 2007.

The effect of applying SFAS No. 158 to individual line items in the Consolidated Balance Sheet as of September 28, 2007 is presented below (dollars in millions):

	Before Adoption of SFAS No. 158	Adjustments	After Adoption of SFAS No. 158
Prepaid expense and other current assets	$451	$(86)	$365
Assets held for sale	880	(1)	879
Intangible assets, net	1,247	(5)	1,242
Other assets	416	17	433
Accrued and other liabilities	890	20	910
Liabilities associated with assets held for sale	148	(1)	147
Deferred income tax liability (non-current)	603	(27)	576
Other liabilities (non-current)	799	(16)	783
Accumulated other comprehensive income	694	(51)	643

In addition, under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end within two fiscal years after the initial adoption of the accounting standard. Currently, the Company uses a measurement date of August 31st, however, the Company will transition to a measurement date

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

that coincides with its fiscal year end no later than fiscal 2009. The Company is currently assessing the impact that the measurement date provision will have on its results of operations, financial condition and cash flows.

Recently Issued Accounting Pronouncements—In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) expands the definition of a business combination and requires acquisitions to be accounted for at fair value. These fair value provisions will be applied to contingent consideration, in-process research and development and acquisition contingencies. Purchase accounting adjustments will be reflected during the period in which an acquisition was originally recorded. Additionally, the new standard requires transaction costs and restructuring charges to be expensed. SFAS No. 141(R) is effective for the Company for acquisitions closing during and subsequent to the first quarter of fiscal 2010.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than at historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact SFAS No. 159 will have on its results of operations, financial condition and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company in fiscal 2010, except with respect to non-financial assets and liabilities recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal 2009. The Company is currently assessing the impact SFAS No. 157 will have on its results of operations, financial condition and cash flows.

In June 2006, the FASB issued Financial Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This interpretation prescribes a comprehensive model for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 also provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition and defines the criteria that must be met for the benefit of a tax position to be recognized. The Company adopted FIN 48 on September 29, 2007 and, accordingly, recorded a $306 million charge to retained earnings during the first quarter of fiscal 2008.

2. Discontinued Operations and Divestiture

Discontinued Operations

During the first quarter of fiscal 2008, the Company entered into a definitive sale agreement to divest its Retail Products segment for $335 million, subject to certain working capital and other adjustments. In addition, the Company’s management and Board of Directors approved plans to sell its Specialty Chemicals business within the Pharmaceutical Products segment and its European Incontinence Products business within the Medical Supplies segment. The Company decided to sell these businesses because their products and customer bases are not aligned with the Company’s long-term strategic objectives. The Retail Products segment, Specialty Chemicals business and European Incontinence Products business all met the assets held for sale and discontinued operations criteria. As a result, the Company has reclassified amounts previously reported to reflect these businesses in discontinued operations for all periods presented.

During the fourth quarter of fiscal 2007, the Company performed an asset impairment analysis in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

of the impairment analysis the Company recorded a goodwill impairment charge of $256 million associated with the Retail Products segment, which is included in loss on sale of discontinued operations. The estimated fair value of the Retail Products segment was evaluated based on discounted expected future cash flows of the related assets and reflects the adverse trends in raw material and energy costs, and a higher discount rate to represent current market conditions. As a result of this assessment, the Company determined that the book value of the Retail Products segment was in excess of its estimated fair value and accordingly recorded the impairment charge.

During the first quarter of fiscal 2008, the Company determined that the carrying values of the Retail Products segment and the European Incontinence Products business exceeded their respective fair values, net of estimated costs to sell and as a result recorded additional pre-tax impairment charges totaling $96 million, primarily related to the write down of goodwill in the Retail Products segment. The fair values were based on terms and conditions included or expected to be included in the respective sale agreements. These businesses are expected to be sold in fiscal 2008.

During fiscal 2006, the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business were sold for $975 million and $6 million in gross cash proceeds, respectively. Working capital and other adjustments resulted in net proceeds of $882 million for the sale of the Plastics, Adhesives and Ludlow Coated Products businesses in fiscal 2006. During fiscal 2007, $30 million was collected from the purchaser of the Plastics, Adhesives and Ludlow Coated Products businesses pursuant to a post-closing adjustment related to the decline in average resin prices. Net cash proceeds received for the sale of the A&E Products business were $2 million in fiscal 2006. Working capital adjustments of $6 million were agreed upon and collected in fiscal 2007. Both businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented.

During fiscal 2006, the Company recorded a $260 million and $26 million pre-tax loss on sale from discontinued operations related to the Plastics, Adhesives and Ludlow Coated Products businesses and A&E Products business, respectively, which include $275 million and $22 million, respectively, of pre-tax impairment charges to write the businesses down to their fair values less costs to sell. Fair values used for the respective impairment assessments were based on existing market conditions and the terms and conditions included or expected to be included in the respective sale agreements.

During fiscal 2005, as a result of consideration for potential sale and deteriorating operating results in the A&E Products business, an interim assessment of the recoverability of goodwill and long-lived assets was performed. As a result of this assessment, it was determined that the book value of certain long-lived assets in the A&E Products business was greater than the estimated fair value resulting in a long-lived asset impairment charge of $40 million and a goodwill impairment charge of $162 million. Fair value used for the impairment assessment was based on probability-weighted expected future cash flow of the assets.

Net sales, income from operations, loss on sale and income taxes for all discontinued operations for fiscal 2007, 2006 and 2005 are as follows (dollars in millions):

	2007	2006	2005
Net sales	$1,275	$2,103	$3,245

Pre-tax income from discontinued operations	$(110)	$(85)	$(210)
Pre-tax loss on sale of discontinued operations	262	286	222
Income tax expense	25	74	74

Loss from discontinued operations, net of income taxes	$177	$275	$86

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Balance sheet information for the Retail Products segment, Specialty Chemicals business and European Incontinence Products business assets classified as held for sale at the end of fiscal 2007 and 2006 are as follows (dollars in millions):

	2007	2006
Accounts receivable, net	$118	$125
Inventories	183	190
Prepaid expenses and other current assets	34	29
Property, plant and equipment, net	300	300
Goodwill	165	421
Other intangibles, net	58	63
Other non-current assets	21	6

Assets held for sale	$879	$1,134

Accounts payable	$84	$113
Accrued and other current liabilities	45	33
Other liabilities	18	28

Liabilities associated with assets held for sale	$147	$174

Divestiture

In January 2006, the Company completed the sale of the Radionics product line within the Medical Devices segment, which included minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. In connection with this sale, the Company received net proceeds of $74 million and recorded a gain of $45 million in continuing operations.

3. Acquisitions

Fiscal 2008

As of April 7, 2008, the Company’s Medical Devices segment had acquired over 97% ownership in Tissue Science Laboratories plc (“TSL”). TSL is a medical device company dedicated to the research, development and commercialization of tissue implant products for surgical and wound care therapies. The acquisition of TSL will provide the Company with a leading tissue repair technology and accelerate its entry into the biologic hernia repair market. TSL’s Permacol(R) product complements Covidien’s current soft tissue product offerings and will allow the Company to offer a full line of differentiated hernia repair products. The initial share purchase and the subsequent tender offer combined are expected to total approximately $80 million.

In November 2007, the Company’s Medical Devices segment acquired Scandius Biomedical, Inc. (“Scandius”), a developer of medical devices for sports-related surgeries, for $27 million, of which $14 million was deposited into an escrow account. The acquisition of Scandius enables the Company to offer customers innovative soft tissue repair devices for common sports injuries. The Company recorded an IPR&D charge of $12 million in connection with this acquisition.

Fiscal 2007

In April 2007, the Company’s Medical Devices segment acquired intellectual property from Sorbx, LLC (“Sorbx”), a developer of an absorbable tack technology used in hernia repair procedures, for $30 million. The acquisition of the intellectual property from Sorbx will allow the Company to expand its surgical devices portfolio, while leveraging its global distribution capabilities. The Company recorded an IPR&D charge of $30 million in connection with the acquisition of intellectual property from Sorbx. This charge related to the development of second-generation technology that had not yet obtained regulatory approval. As of the acquisition date, the IPR&D was not considered to be technologically feasible or to have any alternative future use.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

In November 2006, the Company’s Medical Devices segment acquired the remaining outstanding shares of Airox S.A. (“Airox”) in a mandatory tender offer for approximately $47 million. Airox is a developer of home respiratory ventilator systems. The acquisition of Airox expands the Company’s ventilator product portfolio. In September 2006, the Company’s Medical Devices segment acquired over 50% ownership of Airox for $59 million, net of cash acquired of $4 million.

The Company’s allocation of the total purchase price of Airox is as follows (dollars in millions):

Current assets (including cash of $4)	$15
Intangible assets (including in-process research and development)	61
Other non-current assets	1
Goodwill (non-tax deductible)	59

Total assets acquired	136
Current liabilities	11
Deferred tax liabilities (non-current)	10
Other non-current liabilities	5

Total liabilities assumed	26

Net assets acquired	$110

Intangible assets acquired include $19 million assigned to IPR&D that was written off at the dates of acquisition, $8 million of which occurred during fiscal 2007 and $11 million of which occurred during fiscal 2006. These charges related to the development of second-generation technology that had not yet obtained regulatory approval. As of the acquisition dates, the IPR&D was not considered to be technologically feasible or to have any alternative future use. The remaining intangible assets, which are valued at $42 million, relate to unpatented technology and have useful lives of 15 years.

Fiscal 2006

In August 2006, the Company’s Medical Devices segment acquired Confluent Surgical, Inc. (“Confluent”), a developer and supplier of polymer-based technology used in sprayable surgical sealants and anti-adhesion products. The acquisition of Confluent allows the Company to offer bio-surgery products that complement its Syneture suture and Autosuture surgical stapler portfolio. The total purchase price, including holdback liabilities, is expected to be $246 million. Through September 28, 2007, the Company has paid $211 million in cash, net of cash acquired of $12 million, of which $200 million, net of cash acquired of $12 million, was paid during fiscal 2006. The Company also has $23 million of the total purchase price deposited into an escrow account, which is expected to be released in fiscal 2008 upon expiration of the indemnification period.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The Company’s allocation of the total purchase price of Confluent is as follows (dollars in millions):

Current assets (including cash of $12)	$23
Intangible assets (including IPR&D)	216
Other non-current assets	1
Goodwill (non-tax deductible)	63

Total assets acquired	303
Current liabilities	2
Deferred tax liabilities (non-current)	53
Other non-current liabilities	25

Total liabilities assumed	80

Net assets acquired	$223

Intangible assets acquired include $49 million assigned to IPR&D that was written off at the date of acquisition. The remaining $167 million of intangible assets, which relate to patents, have useful lives of 12 or 14 years.

The $49 million IPR&D charge is related to technology Confluent is developing for numerous applications across several surgical disciplines which have not yet received regulatory approval. As of the date of acquisition, there were three projects under development at different stages of completion, none of which were considered to be technologically feasible or to have any alternative future use. The Company determined the valuation of the IPR&D using, among other factors, appraisals. The value was based primarily on the discounted cash flow method. Future residual cash flows that could be generated from each of the projects were determined based upon management’s estimate of future revenue and expected profitability of the projects and technologies involved. These projected cash flows were then discounted to their present values taking into account management’s estimate of future expenses that would be necessary to bring the projects to completion. The discount rates applied range from 20% to 23%, depending on the project’s stage of completion and the type of U.S. Food and Drug Administration approval required.

During fiscal 2006, the Company’s Medical Devices segment acquired over 90% ownership in Floreane Medical Implants, S.A. (“Floreane”) for $123 million in cash, net of cash acquired of $3 million. Floreane, through its Sofradim line, is an innovator in the development of hernia meshes and surgical implants. The acquisition of Floreane expands the Company’s surgical product portfolio and allows the Company to provide its customers with a complementary range of products, while leveraging its global distribution capabilities. During the second quarter of fiscal 2007, the Company’s Medical Devices segment acquired additional outstanding shares of Floreane for $9 million, and now has over 95% ownership.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The Company’s allocation of the total purchase price of Floreane is as follows (dollars in millions):

Current assets (including cash of $3)	$24
Intangible assets (including IPR&D)	94
Goodwill (non-tax deductible)	57
Other non-current assets	14

Total assets acquired	189
Current liabilities	19
Deferred tax liabilities (non-current)	29
Other non-current liabilities	6

Total liabilities assumed	54

Net assets acquired	$135

Intangible assets acquired include $3 million assigned to IPR&D that was written off in fiscal 2006 at the date of acquisition. The remaining $91 million of intangible assets acquired include $72 million of patents with useful lives of 7 or 19 years and $19 million of customer lists with a useful life of 12 years.

The acquisitions described above did not have a material effect on the Company’s results of operations, financial condition or cash flows.

4. Restructuring Charges

Restructuring charges for fiscal 2007 by segment are as follows (dollars in millions):

Medical Devices	$54
Medical Supplies	1
Corporate	2

$57

In fiscal 2007, the Company launched a restructuring program in its Medical Devices and Medical Supplies segments. These programs include exiting unprofitable product lines in low-growth and declining-growth markets, reducing excess machine capacity, moving production to lower cost alternatives through plant consolidations and outsourcing initiatives, and relocating certain functions. The Company expects to incur charges of approximately $150 million, primarily in the Medical Devices segment, most of which is expected to occur by the end of 2008.

Restructuring activity for fiscal 2007 is summarized as follows (dollars in millions):

	Employee Severance and Benefits	Other	Non-cash Charges	Total
Charges	$46	$2	$9	$57
Utilization	(20)	(1)	(9)	(30)

Balance at September 28, 2007	$26	$1	$—	$27

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

5. Income Taxes

Significant components of income taxes related to continuing operations for each fiscal year are as follows (dollars in millions):

	2007	2006	2005
Current:
United States:
Federal	$301	$(46)	$315
State	36	33	32
Non-U.S.	178	168	156

Current income tax provision	515	155	503
Deferred:
United States:
Federal	(63)	302	(49)
State	(6)	22	9
Non-U.S.	16	(9)	16

Deferred income tax provision	(53)	315	(24)

	$462	$470	$479

Non-U.S. loss from continuing operations was $306 million for the fiscal 2007 and non-U.S. income from continuing operations was $1,326 million and $920 million for fiscal 2006 and 2005, respectively.

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes on continuing operations is as follows (dollars in millions):

	2007	2006	2005
Notional U.S. federal income taxes at the statutory rate	$104	$664	$560
Adjustments to reconcile to the income tax provision:
U.S. state income tax provision, net	20	19	29
Rate differences between non-U.S. and U.S. jurisdictions(1)	(220)	(252)	(235)
Non-deductible settlement costs	421	—	—
Valuation allowances	(43)	42	(19)
Adjustments to accrued income tax liabilities	71	79	100
Allocated loss on the retirement of debt(2)	43	(58)	72
Tax costs incurred to effect the separation	12	—	—
Other	54	(24)	(28)

Provision for income taxes	$462	$470	$479

(1)	Excludes asset impairments, non-deductible charges and other items which are broken out separately.

(2)	Included in the loss on retirement of debt in 2006 is a cumulative one-time benefit associated with the receipt of a favorable tax ruling in the fourth quarter of 2006 permitting the deduction of prior year debt retirement costs not previously benefited. This benefit is partially offset by a valuation allowance on the net operating losses created by the debt retirement deductions.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax asset (liability) at the end of fiscal 2007 and 2006 are as follows (dollars in millions):

	2007	2006
Deferred tax assets:
Accrued liabilities and reserves	$345	$315
Tax loss and credit carryforwards	543	261
Inventories	72	79
Postretirement benefits	66	97
Leases	40	41
Other	95	98

	1,161	891

Deferred tax liabilities:
Property, plant and equipment	(317)	(288)
Intangible assets	(591)	(590)
Other	(63)	(51)

	(971)	(929)

Net deferred tax asset before valuation allowances	190	(38)
Valuation allowances	(443)	(194)

Net deferred tax (liability) asset	$(253)	$(232)

Deferred tax assets (liabilities) are reported in the following components within the Consolidated and Combined Balance Sheets (dollars in millions):

	2007	2006
Deferred income taxes (current)	$268	$168
Deferred income taxes (non-current)	67	—
Accrued and other current liabilities	(12)	(27)
Deferred income taxes (non-current)	(576)	(373)

Net deferred tax (liability) asset	$(253)	$(232)

At September 28, 2007, the Company had approximately $1.7 billion of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $1.05 billion have no expiration, and the remaining $617 million will expire in future years through 2017. In the U.S., there were approximately $229 million of federal and $1.5 billion of state net operating loss carryforwards and capital loss carryforwards at September 28, 2007, which will expire in future years through 2027.

At September 28, 2007, the Company also had $8 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the United States. Of these, approximately $1 million have no expiration, and the remaining $7 million expire on varying amounts, generally through 2022.

The valuation allowances for deferred tax assets of $443 million and $194 million at September 28, 2007 and September 29, 2006, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

assets. At September 28, 2007, approximately $22 million of the valuation allowances will ultimately reduce goodwill if the net operating losses are utilized.

At September 28, 2007, the Company had certain potential non-U.S. tax attributes that had not been recorded in the Company’s financial statements. These attributes include:

•

Approximately $9.8 billion of non-U.S. special deductions with an indefinite carryforward period. The Company has treated these amounts as special deductions for financial statement purposes since utilization is contingent upon the annual performance of certain economic factors. The Company intends to recognize the applicable portion of the special deduction annually at an estimated tax rate of between 1 – 3% when and if these economic factors are met.

•

Approximately $17.0 billion of non-U.S. net operating losses that are subject to confirmation by the receipt of a favorable tax ruling from certain non-U.S. taxing authorities. The Company intends to file this ruling in fiscal 2008 but cannot give any assurances as to the receipt of a favorable ruling. In addition, assuming the receipt of a favorable ruling, the Company does not believe that it is more likely than not that these losses will be utilized. Therefore, the Company believes that the recording of any tax benefit associated with these losses would require a full valuation allowance. In addition, any benefit derived from these losses will be shared equally with Tyco International and Tyco Electronics.

The Company and its subsidiaries’ income tax returns are periodically examined by various tax authorities. See “Income Taxes” in Note 18.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company’s global operations. For the periods presented, the Company recognized potential liabilities and recorded tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on estimates of whether, and the extent to which, additional taxes and related interest will be due. However, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in non-current “Income taxes payable” in the Consolidated and Combined Balance Sheets as payment is not expected within one year.

Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if the Company’s intention to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the earnings for which additional taxes could be due.

6. Earnings Per Share

Following the separation from Tyco International, the Company had 496,869,055 common shares outstanding at a par value of $0.20 per share. This amount is being utilized to calculate earnings per share for the periods prior to the Separation. The same number of shares has been used to calculate diluted earnings per share

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

and basic earnings per share for periods prior to the Separation because there were no common shares of Covidien publicly traded prior to July 2, 2007, and no Covidien restricted shares nor share options were outstanding prior to the Separation.

The following sets forth the computation of basic and diluted earnings per share for fiscal 2007, 2006 and 2005 is as follows (dollars in millions, except per share data):

	2007			2006			2005
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Basic and diluted (loss) earnings per common share:
(Loss) income from continuing operations	$(165)	497	$(0.33)	$1,430	497	$2.88	$1,121	497	$2.26

The computation of diluted earnings per share in fiscal 2007 excludes the effect of the potential exercise of options to purchase approximately 27 million shares of stock, as well as the grant of 4 million shares of restricted stock units, as the effect would have been anti-dilutive.

7. Inventories

At the end of fiscal 2007 and 2006, inventories were comprised of (dollars in millions):

	2007	2006
Purchased materials and manufactured parts	$215	$200
Work in process	200	206
Finished goods	711	659

Inventories	$1,126	$1,065

The Company reduces the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving based on management’s analysis of inventory levels and future sales forecasts. The Company also reduces the carrying value of inventories with net book value in excess of market value. Aggregate reductions in the carrying value with respect to inventories that were still on hand at September 28, 2007 and September 29, 2006, that were deemed to be excess, obsolete, slow-moving or that had a carrying value in excess of market, were $105 million and $102 million, respectively.

8. Property, plant and equipment

At the end of fiscal 2007 and 2006, property, plant and equipment at cost and accumulated depreciation were (dollars in millions):

	2007	2006
Land	$127	$124
Buildings and related improvements	796	744
Machinery and equipment	2,566	2,315
Property under capital lease	221	207
Leasehold improvements	151	130
Construction in progress	288	277
Accumulated depreciation	(1,756)	(1,538)

Property, plant and equipment, net	$2,393	$2,259

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Property under capital lease consists primarily of buildings. Accumulated amortization of capitalized lease assets was $153 million and $136 million at the end of fiscal 2007 and 2006, respectively.

Depreciation expense was $291 million, $265 million and $257 million, in fiscal 2007, 2006 and 2005, respectively. These amounts include depreciation expense on demonstration equipment which is included in “Other assets” in the Consolidated Balance Sheet. Maintenance and repair expenditures are charged to expense when incurred and were $92 million in fiscal 2007, $93 million in fiscal 2006 and $88 million in fiscal 2005.

9. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for fiscal 2007 and 2006 are as follows (dollars in millions):

	Medical Devices	Imaging Solutions	Pharma- ceutical Products	Medical Supplies	Total
Goodwill at October 1, 2005	$4,817	$258	$252	$227	$5,554
Acquisitions	145	—	—	—	145
Divestitures	(12)	—	—	—	(12)
Purchase accounting adjustments	(6)	(3)	—	—	(9)
Currency translation	16	—	—	—	16

Goodwill at September 29, 2006	4,960	255	252	227	5,694
Acquisitions	40	—	—	—	40
Purchase accounting adjustments	(3)	—	—	—	(3)
Currency translation	36	—	—	—	36

Goodwill at September 28, 2007	$5,033	$255	$252	$227	$5,767

The gross carrying amount and accumulated amortization of intangible assets at the end of fiscal 2007 and 2006 are as follows (dollars in millions):

	2007			2006
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Amortizable:
Unpatented technology	$536	$168	21 years	$515	$142	21 years
Patents and trademarks	637	280	18 years	629	249	17 years
Other	246	85	25 years	230	70	26 years

Total	$1,419	$533	20 years	$1,374	$461	20 years
Non-Amortizable:
Trademarks	$356			$389
Other	—			12

Total	356			401

Total intangible assets	$1,775	$533		$1,775	$461

During the fourth quarter of fiscal 2007, the Company recorded a non-cash charge of $33 million for the impairment of a non-amortizable trademark associated with its Imaging Solutions segment. The impairment is due to a shift in branding strategy that has resulted in discontinuing the use of the trademark.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Intangible asset amortization expense for fiscal 2007, 2006 and 2005 was $78 million, $60 million and $53 million, respectively. The estimated aggregate amortization expense is expected to be $73 million for fiscal 2008, $66 million for fiscal 2009, $63 million for fiscal 2010, $60 million for fiscal 2011 and $59 million for fiscal 2012.

10. Debt

Debt at the end of fiscal 2007 and 2006 is as follows (dollars in millions):

	2007	2006
Current maturities of long-term debt:
Due to related party	$—	$173
6.5% notes due November 2007	20	—
Unsecured bridge loan facility	474	—
Capital lease obligations	21	18
Other	8	3

Total	523	194
Long-term debt:
Due to related party	—	1,971
6.5% notes due November 2007	—	100
Unsecured bridge loan facility	2,727	—
Unsecured senior revolving credit facility	724	—
7.0% notes due December 2013	6	86
Capital lease obligations	63	80
Other	45	11

Total	3,565	2,248

Total debt	$4,088	$2,442

In October 2007, Covidien International Finance S.A. (“CIFSA”), a wholly owned subsidiary of the Company, completed a private placement offering of $2.750 billion aggregate principal amount of fixed rate senior notes, comprised of the following: $250 million of 5.2% notes due 2010; $500 million of 5.5% notes due 2012; $1.150 billion of 6.0% notes due 2017; and $850 million of 6.6% notes due 2037. The notes are fully and unconditionally guaranteed on a senior unsecured basis by Covidien Ltd. The net proceeds of $2.727 billion were used to repay a portion of the Company’s borrowings under its unsecured bridge loan facility. Accordingly, $2.727 billion of the unsecured bridge loan facility has been reclassified as long term debt in the Consolidated Balance Sheet at September 28, 2007.

In April 2007, Tyco International and certain of its subsidiaries that are issuers of its corporate debt commenced tender offers to purchase for cash substantially all of their outstanding U.S. dollar denominated public debt. The Company’s 6.5% notes due November 2007 and 7.0% notes due December 2013 were subject to these tender offers. Approximately $161 million, or 86%, of these notes were tendered.

In April 2007, the Company entered into a five-year unsecured senior revolving credit facility. The commitment under the credit facility is $1.500 billion. Borrowings under this credit facility bear interest, at the Company’s option, at a base rate or LIBOR, plus a margin dependent on the Company’s credit ratings and the amount drawn under the facility. The Company is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points, depending on its credit ratings. Borrowings under the revolving credit facility of $724 million

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

replaced, in part, Tyco International’s revolving credit facilities. Following the draw downs, the Company had $776 million of available capacity under the revolving credit facility for working capital, capital expenditures and other corporate purposes.

Additionally, in April 2007, the Company entered into a $3.200 billion unsecured bridge loan facility. The bridge facility matures in April 2008. Interest and fees under the bridge facility are substantially the same as those under the revolving credit facility. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if the Company issues debt or equity. At the end of May 2007, the Company increased the amount of this facility by $1.050 billion bringing the total facility to $4.250 billion. Borrowings under the unsecured bridge loan facility of $3.526 billion were used to fund a portion of Tyco International’s debt tender offers, to repay a portion of Tyco International’s bank credit facilities and to finance a portion of Tyco International’s class action settlement. Note 18 provides further information regarding the class action settlement.

The Company’s credit and bridge facility agreements contain a covenant limiting the Company’s ratio of debt to earnings before interest, income taxes, depreciation and amortization. In addition, the agreements contain other customary covenants, none of which are considered restrictive to the Company’s operations.

The aggregate amounts of external debt, including capital lease obligations, maturing during the next five years and thereafter are as follows: $523 million, $19 million, $255 million, $5 million, $501 million and $2.785 billion. The debt maturities reflect the private placement offering of long-term fixed rate senior notes entered into in October 2007. Note 21 provides further information regarding the private placement offering.

In February 2008, CIFSA initiated a $1.500 billion commercial paper program. The notes are fully and unconditionally guaranteed by Covidien Ltd. Proceeds from the sale of the notes are used for working capital and other corporate purposes. CIFSA is required to maintain an available unused balance under its $1.500 billion revolving credit facility sufficient to support amounts outstanding under the commercial paper program. As of March 28, 2008, the Company had $171 million outstanding under its commercial paper program.

At September 29, 2006, Tyco International’s consolidated debt, exclusive of amounts incurred directly by the Company, was proportionately allocated to the Company based on the historical funding requirements of the Company using historical data. The allocated debt amounts presented as “Due to related party” at September 29, 2006 were classified in the Combined Balance Sheet based on the maturities of Tyco International’s underlying debt.

Net interest expense was allocated in the same proportions as debt through June 1, 2007, at which time Covidien assumed its portion of Tyco International’s debt. Interest expense on the allocated debt was calculated using Tyco International’s historical weighted-average interest rate on its debt, including the impact of interest rate swap agreements. For fiscal 2007, 2006 and 2005 Tyco International allocated to the Company interest expense of $93 million, $144 million and $161 million respectively, and interest income of $16 million, $20 million and $11 million, respectively. In addition, Tyco International allocated to the Company loss on early extinguishment of debt in the amount of $146 million and $243 million for fiscal 2007 and 2005, respectively, for which no tax benefit was realized. These amounts are included in “Other expense, net” in the Consolidated and Combined Statements of Operations. The method utilized to allocate loss on early extinguishment of debt is consistent with the method used to allocate debt and net interest expense as described above. Management believes the allocation basis for debt, net interest expense and loss on early extinguishment of debt is reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

11. Guarantees

Certain of the Company’s business segments have guaranteed the performance of third parties and provided financial guarantees for financial commitments. Recourse, as it relates to these guarantees, indicates the Company will, in the event of customer default, buy back a transaction from a customer financing partner at a predetermined discount of the remaining payments. Using historical data of previous loss levels, a risk percentage is assigned to recourse transactions to estimate required liabilities. Full credit reviews are performed to assess risk and liability requirements on individually large transactions. The total exposure under specific recourse and risk-sharing guarantees and related liabilities at September 28, 2007 was not significant. The potential exposure for non-performance under the guarantees would not have a material effect on the Company’s results of operations, financial condition or cash flows.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on its results of operations, financial condition or cash flows.

The Company has recorded liabilities for known indemnifications included as part of environmental liabilities. Note 18 provides further information regarding these liabilities.

The Company is liable for product performance, however in the opinion of management, such obligations will not significantly affect the Company’s results of operations, financial condition or cash flows.

Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics. See Note 17 for more information.

12. Financial Instruments

The Company utilizes established risk management policies and procedures in executing derivative financial instrument transactions. Although the instruments may not necessarily be designated as accounting hedges, the Company does not execute transactions or hold derivative financial instruments for trading or speculative purposes. Counterparties to the Company’s derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. There is no significant concentration of exposures with any one counterparty. None of the Company’s derivative financial instruments outstanding at year end would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt and derivative financial instruments approximated book value at the end of fiscal 2007 and 2006. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. Fair value estimates are based on relevant market information, including current market rates and prices, assuming adequate market liquidity. Derivatives used for hedging purposes are designated and effective as a hedge of the identified risk exposure at the inception of the contract.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The Company uses forward agreements with financial institutions to manage its exposure to foreign currency exchange rates, principally British pounds, Japanese yen, Canadian dollar, and the Euro. All of these forward agreements are designated as cash flow hedges. Gains and losses from the ineffective portion of these hedges are recorded as adjustments to selling, general and administrative expenses. Gains and losses resulting from the effective portion of these hedges, the amounts of which are not material in any period presented, are initially recorded in accumulated other comprehensive income in the Consolidated and Combined Balance Sheets. Amounts are reclassified from accumulated other comprehensive income to earnings and recorded as an adjustment to selling, general and administrative expenses when the underlying transaction impacts earnings. The Company also uses various option and forward contracts not designated as accounting hedges to manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans and forecasted transactions denominated in certain foreign currencies. At September 28, 2007, total contracts outstanding had notional amounts of $1.6 billion with fair values and carrying values of $47 million.

In July 2007, CIFSA entered into a series of forward interest rate lock agreements (the “rate locks”) with an aggregate notional value of $1.3 billion and a termination date of September 28, 2007. CIFSA designated the rate locks as cash flow hedges against the risk of variability in market interest rates prior to its anticipated issuance of fixed rate senior notes (the “notes”). The notes were originally forecasted to be issued by the end of fiscal 2007, but instead were issued during October 2007 (see Note 21). This delay combined with the termination of the rate locks resulted in exposure to potential market interest rate variability from the period subsequent to September 28, 2007 until the issuance of the notes. To offset this risk, CIFSA entered into a new series of forward interest rate lock agreements to replace the rate locks (the “replacement rate locks”). The replacement rate locks were executed in September 2007 with an aggregate notional value of $1.3 billion and a termination date of October 2007, and were likewise designated as cash flow hedges against the risk of variability in market interest rates prior to the issuance of the notes. The hedging relationships designated for both the rate locks and the replacement rate locks qualified as effective cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

The rate locks terminated at a loss of approximately $45 million. Substantially all of the loss was attributable to the effective portion of the cash flow hedges and was recorded within accumulated other comprehensive income on the Consolidated Balance Sheet at September 28, 2007. The loss recorded within accumulated other comprehensive income will be reclassified into net income over the terms of the notes as additional interest expense. Additionally, an insignificant portion of the loss from the termination of the rate locks was attributable to hedge ineffectiveness and was recorded as interest expense in fiscal 2007.

The fair value of the replacement rate locks at September 28, 2007 was a loss of approximately $9 million and was recorded within accrued and other current liabilities with an offsetting reduction to accumulated other comprehensive income on the Consolidated Balance Sheet. The loss recorded within accumulated other comprehensive income will be reclassified into net income over the terms of the notes as additional interest expense. There was no hedge ineffectiveness attributable to the replacement rate locks during fiscal 2007.

13. Retirement Plans

Defined Benefit Pension Plans—The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Income on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

Prior to the Separation, in limited circumstances, the Company participated in certain co-mingled plans through Tyco International that included plan participants of other Tyco International subsidiaries. During fiscal 2007, these plans were legally separated and accordingly, the Company recorded its portion of the co-mingled plans expense, assets and the related obligations, which were actuarially determined based on the Employee Retirement Income Security Act (“ERISA”) prescribed calculation.

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans is as follows (dollars in millions):

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005
Service cost	$7	$7	$7	$13	$13	$11
Interest cost	33	32	33	13	11	11
Expected return on plan assets	(39)	(36)	(34)	(10)	(9)	(8)
Amortization of prior service cost	2	1	1	—	—	—
Amortization of net actuarial loss	10	19	17	2	3	2
Plan settlements, curtailment and special termination benefits	4	—	—	1	1	2

Net periodic benefit cost	$17	$23	$24	$19	$19	$18

Weighted-average assumptions used to determine net pension cost during the year:
Discount rate	6.0%	5.3%	6.0%	4.4%	4.0%	4.7%
Expected return on plan assets	8.0%	8.0%	8.0%	5.4%	5.3%	5.4%
Rate of compensation increase	4.0%	4.0%	4.3%	3.6%	3.5%	3.6%

The estimated net loss and prior service cost for all U.S. and non-U.S. defined benefit pension plans that will be amortized from accumulated comprehensive income into net periodic benefit cost in fiscal 2008 are $7 million and $2 million, respectively.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The following table represents the changes in benefit obligations, plan assets and the net amounts recognized in the Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans the end of 2007 and 2006 (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2007	2006	2007	2006
Change in benefit obligations:
Benefit obligations at beginning of year	$589	$630	$297	$270
Service cost	7	7	13	13
Interest cost	33	32	13	11
Employee contributions	—	—	2	2
Plan amendments	—	2	(4)	3
Actuarial gain	(7)	(32)	(17)	(5)
Benefits and administrative expenses paid	(37)	(50)	(11)	(9)
New plans	1	—	—	—
Plan settlements, curtailments and special termination benefits	(20)	—	(2)	(1)
Currency translation	—	—	25	13

Benefit obligations at end of year	$566	$589	$316	$297

Change in plan assets:
Fair value of plan assets at beginning of year	$462	$474	$192	$165
Actual return on plan assets	56	35	8	12
Employer contributions	5	3	16	15
Employee contributions	—	—	2	2
Acquisitions and divestitures	59	—	—	—
Plan settlements	(20)	—	(2)	(1)
Benefits and administrative expenses paid	(37)	(50)	(11)	(9)
Currency translation	—	—	16	8

Fair value of plan assets at end of year	$525	$462	$221	$192

Funded status at end of year	$(41)	$(127)	$(95)	$(105)
Unrecognized net actuarial loss	—	206	—	59
Unrecognized prior service cost	—	9	—	1
Contributions after the measurement date	—	2	1	1

Net amount recognized in the Consolidated and Combined Balance Sheets	$(41)	$90	$(94)	$(44)

Amounts recognized in the Consolidated and Combined Balance Sheets:
Current assets	$—	$2	$—	$9
Non-current assets	12	9	5	3
Current liabilities	(5)	—	(3)	—
Non-current liabilities	(48)	(126)	(96)	(81)
Accumulated other comprehensive income	—	205	—	25

Net amount recognized in the Consolidated and Combined Balance Sheets	$(41)	$90	$(94)	$(44)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$109	$—	$46	$—
Prior service cost (credit)	8	—	(3)	—

Net amount recognized in accumulated other comprehensive income	$117	$—	$43	$—

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	6.3%	6.0%	5.0%	4.4%
Rate of compensation increase	4.3%	4.0%	3.8%	3.6%

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The accumulated benefit obligation for all U.S. plans at September 28, 2007 and September 29, 2006 was $566 million and $589 million, respectively. The accumulated benefit obligation for all non-U.S. plans as of September 28, 2007 and September 29, 2006 was $276 million and $261 million, respectively.

The accumulated benefit obligation and fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $298 million and $245 million, respectively, at September 28, 2007 and $582 million and $455 million, respectively, at September 29, 2006.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $200 million and $123 million, respectively, at September 28, 2007 and $213 million and $135 million, respectively, at September 29, 2006.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by their external advisors.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 40% to equity securities, 46% to debt securities and 14% to other asset classes, primarily cash and cash equivalents.

Pension plans have the following weighted-average asset allocations at the end of fiscal 2007 and 2006:

	U.S. Plans		Non-U.S. Plans
	2007	2006	2007	2006
Asset Category:
Equity securities	59%	59%	41%	44%
Debt securities	38	40	44	43
Real estate	—	—	3	1
Cash and cash equivalents	3	1	12	12

Total	100%	100%	100%	100%

Covidien common shares are not a direct investment of the Company’s pension funds; however, the pension funds may indirectly include Covidien common shares. The aggregate amount of the Covidien common shares would not be considered material relative to the total pension fund assets.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that at a minimum it will make the minimum required contributions of $26 million to its U.S. and non-U.S. pension plans in 2008.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (dollars in millions):

	U.S. Plans	Non-U.S. Plans
Fiscal 2008	$49	$11
Fiscal 2009	47	12
Fiscal 2010	48	13
Fiscal 2011	48	13
Fiscal 2012	48	14
Fiscal 2013-2017	240	84

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Defined Contribution Retirement Plans—The Company maintains several defined contribution retirement plans, one of which includes 401(k) matching program, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ contribution and was $54 million, $49 million and $45 million for fiscal 2007, 2006 and 2005, respectively.

Deferred Compensation Plans—The Company maintains nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds generally correspond to the funds offered in the Company’s 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense for each period presented was insignificant. Total deferred compensation liabilities were $65 million and $59 million at the end of fiscal 2007 and 2006, respectively.

Rabbi Trusts—The Company has three rabbi trusts, the assets of which may be used to pay non-qualified plan benefits. The trusts primarily hold debt securities. The value of the assets held by these trusts, included in “Other assets” in the Consolidated and Combined Balance Sheets was $44 million at both September 28, 2007 and September 29, 2006. The rabbi trust assets, which are consolidated, are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Plan participants are general creditors of the Company with respect to these benefits.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees. However, certain acquired operations provide postretirement medical benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide eligibility for such benefits.

Net periodic postretirement benefit cost is as follows (dollars in millions):

	2007	2006	2005
Service cost	$2	$2	$2
Interest cost	11	9	11
Amortization of prior service credit	(5)	(4)	(4)
Amortization of net actuarial loss	2	2	4

Net periodic postretirement benefit cost	$10	$9	$13

Weighted-average assumptions used to determine net postretirement benefit cost during the year:
Discount rate	5.8%	4.8%	5.5%

The estimated net loss of $2 million and prior service credit of $5 million for postretirement benefit plans will be amortized from accumulated comprehensive income into net periodic benefit cost in fiscal 2008.

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The components of the accrued postretirement benefit obligations, all of which are unfunded, at the end of fiscal 2007 and 2006, are as follows (dollars in millions):

	2007	2006
Change in benefit obligations:
Benefit obligations at beginning of year	$187	$202
Service cost	2	2
Interest cost	11	9
Plan amendments	(6)	(6)
Actuarial gain	(20)	(7)
Benefits paid	(11)	(13)
Acquisitions and divestitures	4	—

Benefit obligations at end of year	$167	$187

Change in plan assets:
Fair value of assets at beginning of year	$—	$—
Employer contributions	11	13
Benefits paid	(11)	(13)

Fair value of plan assets at end of year	$—	$—

Funded status at end of year	$(167)	$(187)
Unrecognized net loss	—	58
Unrecognized prior service benefit	—	(40)
Contributions after the measurement date	1	1

Accrued postretirement benefit cost	$(166)	$(168)

Amounts recognized in the Consolidated and Combined Balance Sheets:
Current liabilities	$(12)	$—
Non-current liabilities	(154)	(168)

Total amount recognized in the Consolidated and Combined Balance Sheets	$(166)	$(168)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$33	$—
Prior service credit	(41)	—

Net amounts recognized in accumulated other comprehensive income	$(8)	$—

Weighted-average assumptions used to determine postretirement benefit obligations at year end:
Discount rate	6.2%	5.8%

For measurement purposes, a 9.6% and 10.2% composite annual rate of increase in the per capita cost of covered health care benefits was assumed at September 28, 2007 and September 29, 2006, respectively. These rates were assumed to decrease gradually to 5.0% by the year 2014 and remain at that level thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects (dollars in millions):

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	1	(1)
Effect on postretirement benefit obligation	14	(13)

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

The Company expects to make contributions to its postretirement benefit plans of $12 million in fiscal 2008.

Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (dollars in millions):

Fiscal 2008	$12
Fiscal 2009	13
Fiscal 2010	13
Fiscal 2011	13
Fiscal 2012	13
Fiscal 2013-2017	64

In December 2003, the U.S. enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company’s retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act reduces the Company’s obligation in these instances. The Company included the effects of the Act in the Combined Financial Statements by reducing net periodic benefit cost by $6 million for fiscal 2005, and reflecting an actuarial gain which reduced its accumulated postretirement benefit obligation by approximately $32 million at September 30, 2005.

14. Equity

On June 29, 2007, Tyco International completed a distribution of one common share of Covidien for every four common shares of Tyco International. Following the Separation, the Company had 496,869,055 common shares outstanding at a par value of $0.20 per share.

Preference Shares—Covidien has authorized 125,000,000 preference shares, par value of $0.20 per share, none of which were issued and outstanding at September 28, 2007 and September 29, 2006. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to the preference shares may be determined by Covidien’s Board of Directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preference shares then outstanding would be entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividends prior to any payment to the common shareholders.

Dividends—On September 28, 2007, the Board of Directors declared a quarterly cash dividend of $0.16 per share to shareholders of record at the close of business on October 9, 2007. The dividend was paid on November 9, 2007.

15. Share Plans

Incentive Equity Awards Converted from Tyco International Awards

Prior to the Separation, all employee incentive equity awards were granted by Tyco International. At the time of Separation, substantially all of Tyco International’s outstanding restricted stock and restricted stock unit awards were converted into restricted stock and restricted stock unit awards of each of the three separate companies. In addition, Tyco International’s outstanding share option awards issued to Covidien employees converted into share option awards of Covidien. Covidien incentive equity awards issued upon completion of the

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

conversion of existing Tyco International equity awards into Covidien equity awards on June 29, 2007 and the related weighted-average grant-date fair value is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Share options	24,789,245	$15.06
Restricted share awards	3,040,792	$38.67

The conversion of existing Tyco International equity awards into Covidien equity awards was considered a modification of an award in accordance with SFAS No. 123R, “Share Based Payment.” As a result, the Company compared the fair value of the award immediately prior to the Separation to the fair value immediately after the Separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards and, accordingly, the Company recorded non-cash compensation expense, the amount of which was not significant.

Stock Compensation Plans

Prior to the Separation, the Company adopted the Covidien Ltd. 2007 Stock and Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, promissory stock and other stock-based awards (collectively, “Awards”). The 2007 Plan provides for a maximum of 25 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2007 Plan.

Share Options—Options are granted to purchase common shares at prices that are equal to the fair market value of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2007 Plan. Options granted under the 2007 Plan generally vest in equal annual installments over a period of four years and generally expire 10 years after the date of grant. The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

The activity related to the Company’s share options from the date of Separation to September 28, 2007 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding at June 29, 2007	24,789,245	$40.38
Granted	5,327,600	43.03
Exercised	(600,547)	26.63
Expired/Forfeited	(854,046)	60.39

Outstanding at September 28, 2007	28,662,252	$40.57	6.21	$156

Vested and unvested expected to vest at September 28, 2007	27,270,720	$40.51	6.05	$154

Exercisable at September 28, 2007	18,734,900	$40.05	4.65	$143

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

As of September 28, 2007, there was $77 million of total unrecognized compensation cost related to non-vested share options granted under the Company’s share option plan. The cost is expected to be recognized over a weighted-average period of 1.6 years.

The Company utilized the Black-Scholes pricing model to estimate the fair value of each option on the date of each grant. The fair value is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The Company utilized the historical and implied volatility of its peer group with similar business models to estimate the Company’s volatility. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The expected annual dividend per share was based on the Company’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures. The weighted-average assumptions used in the Black-Scholes pricing model for options granted following the Separation were as follows:

Expected stock price volatility	26.00%
Risk free interest rate	4.87%
Expected annual dividend per share	$0.64
Expected life of options (years)	5.14

The weighted-average grant-date fair values of Covidien options granted in fiscal 2007 following the Separation was $11.96. The total intrinsic value of Covidien options exercised during fiscal 2007 was $9 million. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2007 was not significant.

Restricted Stock Unit Awards—Restricted stock unit awards are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2007 Plan. Restrictions on awards lapse upon normal retirement, death or disability of the employee. Recipients of restricted stock units have no voting rights and receive dividend equivalents. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair market value of restricted stock unit awards is determined based on the market value of the Company’s shares on the grant date. Restricted stock unit awards granted under the 2007 Plan generally vest in equal annual installments over a four-year period. The compensation expense recognized for restricted stock unit awards is net of estimated forfeitures.

The activity related to the Company’s restricted stock unit awards from the date of Separation to September 28, 2007 is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at June 29, 2007	3,040,792	$38.67
Granted	2,123,352	43.30
Vested	(717,963)	39.51
Forfeited	(44,274)	40.01

Non-vested at September 28, 2007	4,401,907	40.91

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The weighted-average grant-date fair value of Covidien restricted stock unit awards granted during fiscal 2007 following the Separation was $43.30. The total fair value of Covidien restricted share awards vested during fiscal 2007 was $28 million. As of September 28, 2007, there was $101 million of total unrecognized compensation cost related to non-vested restricted shares granted. The cost is expected to be recognized over a weighted-average period of 1.7 fiscal years.

Equity-Based Compensation—Effective October 1, 2005, Tyco International adopted the provisions of SFAS No. 123R which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. Total equity-based compensation cost related to continuing operations was $75 million, $57 million and $25 million for fiscal 2007, 2006 and 2005, respectively, which has been included in the Consolidated and Combined Statements of Operations within “Selling, general and administrative expenses.” The Company has recognized a related tax benefit associated with its equity-based compensation arrangements of $22 million, $20 million and $8 million during fiscal 2007, 2006 and 2005, respectively. These tax benefits were calculated using the “short cut” method outlined in SFAS No. 123R.

Prior to October 1, 2005, Tyco International and the Company accounted for equity-based compensation plans in accordance with the provisions of APB Opinion No. 25, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco International and the Company applied the fair value based method prescribed by SFAS No. 123R for share options granted by Tyco International to Company employees, the effect on net income for fiscal 2005, using the Black-Scholes option pricing model and Tyco International’s assumptions, would have been as follows (dollars in millions):

Net income, as reported	$1,035
Add: Employee compensation expense for share options included in reported net income, net of income taxes	9
Less: Total employee compensation expense for share options determined under fair value method, net of income taxes (including $3 million related to discontinued operations)	(42)

Net income, pro forma	$1,002

Employee Stock Purchase Plan—Prior to the Separation, the Company adopted the Covidien Ltd. Employee Stock Purchase Plan (the “ESP Plan”). Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in this ESP Plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction up to a $25 thousand employee contribution. All shares purchased under the ESP Plan are purchased on the open market by a designated broker. The Company expects to allow participation in the ESP Plan in 2008.

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16. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows (dollars in millions):

	Currency Translation	Unrecognized Loss on Derivatives	Postretirement Obligations	Accumulated Other Comprehensive (Loss) Income
Balance at October 1, 2004	$341	$—	$(161)	$180
Pretax current period change	(51)	—	(34)	(85)
Income tax benefit	—	—	11	11

Balance at September 30, 2005	290	—	(184)	106
Pretax current period change	155	—	56	211
Income tax expense	—	—	(16)	(16)

Balance at September 29, 2006	445	—	(144)	301
Pretax current period change	351	(54)	158	455
Income tax expense	—	—	(62)	(62)

Balance at September 28, 2007	796	(54)	(48)	694
Adjustment to apply the recognition provision of SFAS No. 158, net of income tax provision of $27	—	—	(51)	(51)

Balance at September 28, 2007 after adoption of the recognition provision of SFAS No. 158	$796	$(54)	$(99)	$643

17. Related Party Transactions

Cash Management—Tyco International used a centralized approach to cash management and financing of operations. Prior to the Separation, the Company’s cash was available for use and was regularly “swept” by Tyco International at its discretion. Tyco International also funded the Company’s operating and investing activities as needed. Transfers of cash both to and from Tyco International’s cash management system are reflected as a component of “Parent Company Investment” within “Shareholders’ Equity” in the Consolidated and Combined Financial Statements.

Trade Activity—Accounts payable includes $5 million and $11 million of payables to Tyco International affiliates at the end of fiscal 2007 and 2006, respectively. These amounts primarily relate to purchases of certain raw materials and components, which totaled $70 million, $73 million and $69 million for fiscal 2007, 2006 and 2005, respectively.

Insurable Liabilities—From fiscal 2004 through fiscal 2006, the Company was insured for workers’ compensation, general and auto liabilities by a captive insurance company, which is a wholly-owned subsidiary of Tyco International. The Company paid a premium in each year to obtain insurance coverage during these periods. During fiscal 2005, the Company also transferred financial risk for certain workers’ compensation, general and auto liabilities related to periods prior to fiscal 2004 to that same captive insurance company. As a result of these transactions, at the end of fiscal 2007 and 2006, the Company maintained liabilities reflected in the Combined Balance Sheet of $40 million and $51 million, respectively, with offsetting insurance assets of the same amount from Tyco International’s captive insurance company. Following the Separation, the Company maintains its own captive insurance company to manage certain of its insurable liabilities, the amounts for which are insignificant at September 28, 2007.

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Debt and Related Items—The Company was allocated a portion of Tyco International’s consolidated debt, net interest expense and loss on early extinguishment of debt. Note 10 provides further information regarding these allocations.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International’s consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. During fiscal 2007, 2006 and 2005, the Company was allocated general corporate expenses incurred by Tyco International of $109 million, $141 million and $185 million, respectively, which is included within “Selling, general and administrative expenses” in the Consolidated and Combined Statements of Operations.

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco International are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the results of operations, financial condition and cash flows of the Company in the future or what they would have been had the Company been an independent, publicly-traded company during the periods presented.

Separation and Distribution Agreement—On June 29, 2007, the Company entered into a Separation and Distribution Agreement and other agreements with Tyco International and Tyco Electronics to effect the Separation and provide a framework for the Company’s relationships with Tyco International and Tyco Electronics after the Separation. These agreements govern the relationships among Covidien, Tyco International and Tyco Electronics subsequent to the Separation and provide for the allocation to Covidien and Tyco Electronics of certain of Tyco International’s assets, liabilities and obligations attributable to periods prior to the Separation.

Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, Covidien, Tyco International and Tyco Electronics assumed 42%, 27% and 31%, respectively, of certain of Tyco International’s contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the Separation brought by any third party. Contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which will be allocated 100% to the relevant company. If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, Covidien may be obligated to pay amounts in excess of its agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

License Agreement—On June 29, 2007, the Company entered into a License Agreement with Tyco International under which the Company received a license to use the “Tyco” trade names and trademarks for a transition period following the Separation.

Tax Sharing Agreement—On June 29, 2007, the Company entered into a Tax Sharing Agreement, under which the Company shares responsibility for certain of its, Tyco International’s and Tyco Electronics’ income tax liabilities based on a sharing formula for periods prior to and including June 29, 2007. Covidien, Tyco International and Tyco Electronics share 42%, 27% and 31%, respectively, of U.S. income tax liabilities that

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arise from adjustments made by tax authorities to its, Tyco International’s and Tyco Electronics’ U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the Separation. All costs and expenses associated with the management of these shared tax liabilities will be shared equally among the parties. The Company is responsible for all of its own taxes that are not shared pursuant to the Tax Sharing Agreement’s sharing formula. In addition, Tyco International and Tyco Electronics are responsible for their tax liabilities that are not subject to the Tax Sharing Agreement’s sharing formula.

All the tax liabilities of Tyco International that were associated with the former Healthcare businesses of Tyco International became Covidien’s tax liabilities following the Separation. Although Covidien agreed to share certain of these tax liabilities with Tyco International and Tyco Electronics pursuant to the Tax Sharing Agreement, Covidien remains primarily liable for all of these liabilities. If Tyco International and Tyco Electronics default on their obligations to Covidien under the Tax Sharing Agreement, Covidien would be liable for the entire amount of these liabilities.

If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, the Company could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, the Company may be obligated to pay amounts in excess of its agreed upon share of its, Tyco International’s and Tyco Electronics’ tax liabilities.

The Company has used available information to develop its best estimates for certain assets and liabilities related to periods prior to Separation, including amounts subject to or impacted by the provisions of the Tax Sharing Agreement. Final determination of the balances will be made in subsequent periods, primarily related to certain pre-Separation tax liabilities and tax years open for examination. It also includes the impact of filing final or amended income tax returns in certain jurisdictions where those returns include a combination of Tyco International, Covidien and/or Tyco Electronics legal entities for periods prior to the Separation. Such adjustments will be recorded as either distributions to or contributions from either Tyco International or Tyco Electronics through shareholders’ equity in subsequent periods as tax returns are finalized and other related activities are completed.

Income Tax Receivables—In accordance with the Tax Sharing Agreement with Tyco International and Tyco Electronics, the Company shares certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The Company is the primary obligor to the taxing authorities for $517 million of these contingent tax liabilities which were recorded on the Consolidated Balance Sheet. The actual amounts that we may be required to ultimately accrue or pay under the Tax Sharing Agreement could vary depending upon the outcome of the unresolved tax matters, which may not occur for several years.

In addition, pursuant to the terms of the Tax Sharing Agreement, the Company recorded a long-term receivable from Tyco International and Tyco Electronics of $306 million which is classified as “Due from related parties” in our Consolidated Balance Sheet at September 28, 2007. This receivable primarily reflects 58% of the $517 million contingent tax liabilities, excluding a portion which is not subject to the Tax Sharing Agreement. If Tyco International and Tyco Electronics default on their obligations to the Company under the Tax Sharing Agreement, the Company would be liable for the entire amount of these liabilities.

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Guaranteed Tax Liabilities—Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics. These guarantee arrangements and indemnifications primarily relate to certain contingent tax liabilities, of which Covidien assumed and is responsible for 42% of these liabilities. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. These arrangements were valued upon the Company’s separation from Tyco International with the assistance of a third-party valuation firm in accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and accordingly, liabilities amounting to $760 million were recorded in the Consolidated Balance Sheet as of September 28, 2007, the offset of which was reflected as a reduction in Shareholders’ Equity. To the extent such recorded liabilities change, the increase or decrease will be reflected in “Other expense, net” in the Company’s Consolidated Statements of Operations in future periods.

18. Commitments and Contingencies

The Company has facility, vehicle and equipment leases that expire at various dates through the year 2052. Rental expense under facility, vehicle and equipment operating leases was $112 million, $104 million, and $109 million for fiscal 2007, 2006 and 2005, respectively. The Company also has facility and equipment commitments under capital leases.

Following is a schedule of minimum lease payments for non-cancelable leases as of September 28, 2007 (dollars in millions):

	Operating Leases	Capital Leases
Fiscal 2008	$88	$25
Fiscal 2009	68	21
Fiscal 2010	49	7
Fiscal 2011	37	7
Fiscal 2012	29	6
Thereafter	74	40

Total minimum lease payments	$345	106

Less interest portion of payments		(22)

Present value of minimum lease payments		$84

The Company also has purchase obligations related to commitments to purchase certain goods and services. At September 28, 2007, such obligations were as follows: $80 million in fiscal 2008, $20 million in fiscal 2009, $18 million in fiscal 2010, $19 million in fiscal 2011, $15 million in fiscal 2012, and an aggregate of $29 million thereafter.

Company Legal Proceedings

The Company is subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements

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and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon the Company’s experience, current information and applicable law, management does not expect these proceedings will have a material adverse effect on the Company’s financial condition. However, one or more of the proceedings could have a material adverse effect on the Company’s results of operations or cash flows for a future period. The most significant of these matters are discussed below.

Patent Litigation

The Company and Applied Medical Resources Corp. (“Applied Medical”) are involved in the following patent infringement actions related to trocar products used in minimally invasive surgical procedures:

(1)	Applied Medical Resources Corp. v. United States Surgical (“U.S. Surgical”) is a patent infringement action that was filed in the United States District Court for the Central District of California on July 31, 2003. U.S. Surgical is a subsidiary of the Company. The complaint alleges that U.S. Surgical’s Versaseal Plus trocar product infringes Applied Medical’s U.S. Patent No. 5,385,553. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. Applied Medical filed a motion for a preliminary injunction, which the district court denied on December 23, 2003. On February 7, 2005, the district court granted U.S. Surgical’s motion for summary judgment of non-infringement. Applied Medical appealed the summary judgment ruling. On May 15, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court’s grant of summary judgment and remanded the case for further proceedings. On January 9, 2007, the district court entered an order that denied both parties’ motions for summary judgment on the grounds that material facts remain in dispute. On February 20, 2008, following a five-week trial, a jury returned a verdict finding that U.S. Surgical’s product does not infringe Applied Medical’s ‘533 patent. Applied Medical has filed a post-trial motion in the district court seeking judgment as a matter of law or a new trial. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

(2)	Tyco Healthcare Group LP v. Applied Medical Resources Corp. is a patent infringement action that was filed in the United States District Court for the Eastern District of Texas, Lufkin Division, on July 19, 2006. The complaint alleges that Applied Medical’s “Universal Seal” in its trocar product infringes the Company’s U.S. Patent No. 5,304,143, No. 5,685,854, No. 5,542,931, No. 5,603,702 and No. 5,895,377. The Company is seeking injunctive relief and unspecified monetary damages. The parties are in the discovery stage. Trial is scheduled for November 4, 2008.

(3)	On October 5, 2006, Applied Medical filed three separate patent infringement complaints in the United States District Court for the Eastern District of Texas, Lufkin Division, under the caption Applied Medical Resources Corporation v. Tyco Healthcare Group LP and United States Surgical Corporation. The complaints allege that the Company’s “Step” series of trocar products, as well as certain of its “VersaPort” series of trocar products, infringe Applied Medical’s U.S. Patent No. 5,385,553, No. 5,584,850 and No. 5,782,812. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On August 13, 2007, in accordance with a stipulation between the parties, the court dismissed with prejudice Applied Medical’s infringement claims against the Company with respect to Applied Medical’s ‘553 and ‘812 patents. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled for November 4, 2008.

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Becton Dickinson and Company (“Becton Dickinson”) v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the District of Delaware on December 23, 2002. The complaint alleges that the Company’s Monoject Magellan safety needle and safety blood collector products infringe Becton Dickinson’s U.S. Patent No. 5,348,544. Following trial, on October 26, 2004, the jury returned a verdict finding that the Company willfully infringed Becton Dickinson’s patent and awarded Becton Dickinson $4 million in lost profits damages and reasonable royalty damages. In post-trial proceedings, the Company filed motions for judgment as a matter of law, or, alternatively, for a new trial. Becton Dickinson filed a post-trial motion for enhanced damages, attorneys’ fees, pre-judgment interest and post- judgment interest, and a motion for a permanent injunction. On March 31, 2006, the trial court issued a Memorandum and Order on the parties’ post-trial motions denying the Company’s motion for judgment as a matter of law; granting the Company’s motion for a new trial on the issue of infringement; and denying Becton Dickinson’s motion for enhanced damages, attorneys’ fees, pre-judgment interest and post-judgment interest, and a permanent injunction. On November 30, 2007, a jury returned a verdict finding that the Company infringed Becton Dickinson’s patent. Before submitting the case to the jury, the district court granted judgment as a matter of law in the Company’s favor finding that the Company did not willfully infringe Becton Dickson’s patent. The district court will determine the amount of damages to be awarded following an exchange of sales and other information by the parties. The Company has filed post-trial motion in the district court for judgment as a matter of law or, in the alternative, for a new trial. Becton Dickinson has filed a motion for permanent injunction. The Company has assessed the status of this matter and has concluded that it is more likely than not that the infringement finding will be overturned, and, further, the Company intends to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the Company’s Consolidated and Combined Financial statements with respect to any damage award.

As of September 28, 2007, the Company and Medrad, Inc. (“Medrad”) were involved in the following patent infringement actions related to powered injectors used for the delivery of contrast media to patients who are undergoing diagnostic imaging procedures, all of which have since settled as described below.

(1)	Medrad, Inc. v. Tyco Healthcare Group LP, et al. is a patent infringement action that was filed in the United States District Court for the Western District of Pennsylvania on October 24, 2001. The complaint alleges that the Company’s Optistar MR Contrast Delivery System infringes Medrad’s U.S. Patent No. RE 37,602. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. The Company has asserted an antitrust counterclaim alleging that Medrad obtained the reissued patent through knowing and willful fraud on the United States Patent and Trademark Office. On October 12, 2005, the district court granted the Company’s motion for summary judgment and ruled that Medrad’s reissued patent was invalid. Medrad appealed this summary judgment ruling to the United States Court of Appeals for the Federal Circuit. On October 16, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court’s grant of summary judgment and remanding the case for further proceedings. The Company filed a petition for certiorari with the United States Supreme Court seeking review of the Federal Circuit’s decision, but that petition for certiorari was denied.

(2)

Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division, on November 15, 2004. The Company’s complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad’s U.S. Patent Nos. 6,339,718 and 6,643,537 regarding the Company’s OptiVantage DH injector. Medrad has asserted a counterclaim alleging that the Company’s OptiVantage DH injector infringes Medrad’s U.S. Patent No. 6,339,718, No. 6,643,537, No. 6,743,205, No. 6,676,634, No. 6,726,657 and No. 6,336,913. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or

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probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. No trial date has been scheduled.

(3)	Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent action that was filed in the United States District Court for the Southern District of Ohio, Western Division, on November 7, 2006. The Company’s complaint seeks a declaratory judgment of invalidity, unenforceability and non-infringement of Medrad’s U.S. Patent No. 6,970,735 (the “‘735 patent”). The complaint alleges that Medrad has violated the antitrust laws when it obtained the ‘735 patent through knowing and willful fraud on the United States Patent and Trademark Office. On December 12, 2006, Medrad filed a motion to dismiss the complaint. On July 11, 2007 the Company and Medrad resolved the case by executing an agreement entitled “Release and Covenant Not to Sue.” Under this agreement, each party agreed to release its claims against the other in exchange for Medrad agreeing not to assert a claim of patent infringement under the ‘735 patent against certain of the Company’s power injectors.

On January 18, 2008, the Company and Medrad entered into an agreement to resolve the cases described in subparagraph’s (1) and (2) above. Under the agreement each party released its claims against the other in exchange for the Company’s agreeing to pay Medrad $17 million and Medrad’s agreeing not to assert any claim of patent infringement under certain Medrad patents against the Company’s power injectors. In addition, the Release and Covenant not to Sue agreement described in subparagraph (3) above was amended under the January 18, 2008 agreement to expand the type of the Company’s power injectors against which Medrad has agreed not to assert a claim of patent infringement.

The Company was involved in two other patent infringement actions with Medrad, both of which have been resolved:

(1)	Liebel-Flarsheim Company (“Liebel-Flarsheim”) v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division, on November 13, 1998. Liebel-Flarsheim is a subsidiary of the Company. The complaint alleges that Medrad’s powered injectors, including injectors marketed under the names Envision, MCT and MCT Plus, infringe the Company’s U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612 and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 11, 2004, the United States Court of Appeals for the Federal Circuit issued a decision reversing the district court’s entry of summary judgment in Medrad’s favor based on the district court’s error in construing the Company’s patent claims. The case was remanded to the district court for further proceedings. On October 28, 2005, the district court issued rulings that: granted the Company’s motion for summary judgment on infringement against Medrad’s products; and granted Medrad’s motion for summary judgment that the Company’s patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court’s summary judgment ruling that the Company’s patents are invalid. By agreement, the Company paid Medrad less than $1 million to resolve Medrad’s claims for costs, attorneys’ fees and expenses in this case and the related case described in subparagraph (2) below.

(2)

Liebel-Flarsheim Company v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division, on September 7, 2004. The Company alleges that certain of Medrad’s powered injectors, including injectors marketed under the name Stellant, infringe the Company’s U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612 and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 14, 2006, the district court granted Medrad’s motion for summary judgment that the Company’s patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court’s

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summary judgment ruling that the Company’s patents are invalid. By agreement, the Company paid Medrad less than $1 million to resolve Medrad’s claims for costs, attorneys’ fees and expenses in this case and the related case described in subparagraph (1) above.

Ethicon Endo-Surgery, Inc. (“Ethicon”) v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division, on January 6, 2005. The complaint alleges that certain of the Company’s surgical staplers and loading units infringe Ethicon’s U.S. Patent No. 4,805,823. Ethicon seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On March 9, 2006, the district court denied the Company’s motion for summary judgment of invalidity. On September 14, 2007, the Company entered a Settlement Agreement under which we agreed to pay Ethicon $1.4 million in exchange for Ethicon granting the Company a fully paid-up, non-exclusive, world-wide, irrevocable license to Ethicon’s ‘823 patent.

Antitrust Litigation

Masimo Corporation v. Tyco Healthcare Group LP and Mallinckrodt, Inc. was filed on May 22, 2002 in the United States District Court for the Central District of California. Masimo alleges violations of antitrust laws by the Company and Mallinckrodt in the markets for pulse oximetry products. Masimo alleges that the Company and Mallinckrodt used their market position to prevent hospitals from purchasing Masimo’s pulse oximetry products. Masimo seeks injunctive relief and monetary damages, including treble damages. Trial in this case began on February 22, 2005. The jury returned its verdict on March 21, 2005, and awarded Masimo $140 million in damages. The damages are automatically trebled under the antitrust statute to an award of $420 million. If ultimately successful, Masimo’s attorneys are entitled to an award of reasonable fees and costs in addition to the verdict amount. On March 22, 2006, the district court issued its Memorandum of Decision regarding the post-trial motions. In the Memorandum, the district court vacated the jury’s liability findings on two business practices; affirmed the jury’s liability finding on two other business practices; vacated the jury’s damage award in its entirety; and ordered a new trial on damages. The district court held the new trial on the damages on October 18 and 19, 2006. On January 25, 2007, the district court ordered an additional hearing on the issue of damages, which took place on March 22, 2007. On June 7, 2007, the district court issued its Memorandum of Decision in the new trial on damages and awarded Masimo $14.5 million in damages. The damages are automatically trebled under the antitrust statute to an award of $43.5 million. On June 29, 2007, the district court entered final judgment awarding Masimo $43.5 million in damages, denying Masimo’s demand for a permanent injunction, and retaining jurisdiction to determine the amount of attorney’s fees and costs, if any, to be awarded Masimo. On November 5, 2007, the district court issued an order granting Masimo $8.7 million in attorney’s fees and costs. Following entry of judgment, both parties appealed to the United States Court of Appeals for the Ninth Circuit. The Company has assessed the status of this matter and has concluded that it is more likely than not that the liability findings and damages award (including attorney’s fees and costs) will be overturned, and, further, the Company intends to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the Consolidated and Combined Financial Statements with respect to this damage award.

Beginning on August 29, 2005 with Allied Orthopedic Appliances, Inc. v. Tyco Healthcare Group, L.P., and Mallinckrodt Inc., 12 consumer class actions have been filed in the United States District Court for the Central District of California challenging many of the same practices at issue in the Masimo action. In all 12 complaints, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege they paid for pulse oximetry products as a result of anticompetitive conduct by the Company in violation of the federal antitrust laws. The 12 complaints were subsequently consolidated into a single proceeding styled In re: Pulse Oximetry Antitrust litigation. By stipulation among the parties, five putative class representatives dismissed their claims against the Company, leaving seven remaining putative class representatives as plaintiffs in the consolidated proceeding. On December 21, 2007, the district court denied the plaintiffs’ motion for class

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certification. On March 14, 2008, the United States Court of Appeals for the Ninth Circuit denied the plaintiffs’ request for leave to appeal the district court’s denial of their motion for class certification. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to vigorously defend the actions. The parties are in the discovery stage. Trial is scheduled to begin on September 2, 2008.

Rochester Medical Corporation, Inc. (“Rochester Medical”) v. C.R. Bard, Inc., et al. is a complaint filed against the Company, another manufacturer and two group purchasing organizations (“GPOs”) in the United States District Court for the Eastern District of Texas on March 15, 2004. The complaint alleges that the Company and the other defendants conspired or acted to exclude Rochester Medical from markets for urological products in violation of federal and state antitrust laws. Rochester Medical also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Rochester Medical seeks injunctive relief and damages. Any damages awarded under the federal antitrust laws will be subject to statutory trebling. Rochester Medical has reported that it has settled its claims against defendants C.R. Bard, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. and Novation, LLC/VHA. Prior to settlement with these three parties, Rochester Medical alleged a damages figure of approximately $213 million against all defendants for claims. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. Trial regarding claims against the Company is scheduled for December 1, 2008.

Southeast Missouri Hospital v. C.R. Bard, et al. is a class action lawsuit filed against the Company and another manufacturer on February 21, 2007 in the United States District Court for the Eastern District of Missouri, Southeastern Division. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for urological products as a result of anticompetitive conduct by the defendants in violation of federal antitrust laws. On January 22, 2008, the district court issued a Memorandum and Order dismissing all claims against the Company.

Daniels Sharpsmart, Inc. (“Daniels”) v. Tyco International (US) Inc., et al. is a complaint filed against the Company, another manufacturer and three GPOs in the United States District Court for the Eastern District of Texas on August 31, 2005. The complaint alleges that the Company monopolized or attempted to monopolize the market for sharps containers and that the Company and the other defendants conspired or acted to exclude Daniels from the market for sharps containers in violation of federal and state antitrust laws. Daniels also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Daniels seeks injunctive relief and unspecified monetary damages, including treble damages. Daniels dismissed with prejudice its claims against Consorta, Inc., one of the defendant GPOs. Also, following a settlement, Daniels dismissed with prejudice its claims against the other two defendant GPOs, Novation, LLC/VHA, Inc. and Premier, Inc./Premier Purchasing Partners, L.P., as well as its claims against Becton Dickinson and Company. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin November 4, 2008 for claims against the Company.

Natchitoches Parish Hospital Service District v. Tyco International, Ltd., et al. is a class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for sharps containers as a result of anticompetitive conduct by the Company in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to vigorously defend this

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action. The parties are in the discovery stage. The district court held hearings on the plaintiff’s motion for class certification on April 13, 2007 and on September 18, 2007. No trial date has been scheduled.

Asbestos Matters

Mallinckrodt Inc., a subsidiary of the Company, is named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims, based principally on allegations of past distribution of products incorporating asbestos. A limited number of the cases allege premises liability, based on claims that individuals were exposed to asbestos while on Mallinckrodt’s property. Each case typically names dozens of corporate defendants in addition to Mallinckrodt. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos.

The Company’s involvement in asbestos cases has been limited because Mallinckrodt did not mine or produce asbestos. Furthermore, in the Company’s experience, a large percentage of these claims were never substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to vigorously defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of September 28, 2007, there were approximately 10,398 asbestos liability cases pending against Mallinckrodt.

The Company estimates its pending asbestos claims and claims that were incurred but not reported, as well as related insurance and indemnification recoveries. The Company’s estimate of the liability for pending and future claims is based on claim experience over the past five years and covers claims expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes that the final outcome of all known and anticipated future claims, after taking into account its substantial indemnification rights and insurance coverage, will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Environmental Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 28, 2007, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $97 million to $251 million. As of September 28, 2007, the Company concluded that the best estimate within this range was approximately $127 million, of which $17 million was included in “Accrued and other current liabilities” and $110 million was included in “Other liabilities” in the Consolidated Balance Sheet. The most significant of these liabilities pertains to a site in Orrington, Maine, which is discussed below.

Mallinckrodt LLC, a subsidiary of the Company, owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. Mallinckrodt is responsible for the costs of completing an environmental site investigation required by the United States Environmental Protection Agency (“USEPA”) and the Maine Department of Environmental Protection (“MDEP”). Mallinckrodt has submitted a Corrective Measures Study plan to the USEPA and MDEP for approval. MDEP has orally indicated that it does not agree with Mallinckrodt’s proposed remedial alternative. Mallinckrodt is waiting to receive an implementation order from

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MDEP outlining its preferred remedial alternative. At September 28, 2007, estimated future investigation and remediation costs of $29 million were accrued for this site. This accrual does not include potential costs that the Company may incur if it is ordered to remediate environmental conditions in the Penobscot River and Bay. At this time, it is not possible for the Company to estimate the amount of any such potential additional remediation costs.

In addition, the Company has accrued for the remediation of several other sites, each of which is individually insignificant. In view of the Company’s financial condition and reserves for environmental matters, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial condition or cash flows.

The Company recorded asset retirement obligations (“AROs”) for the estimated future costs associated with legal obligations to decommission two nuclear facilities. As of September 28, 2007 and September 29, 2006, the Company’s AROs were $93 million and $80 million, respectively. The Company recorded an insignificant amount of accretion and foreign currency translation related to AROs during fiscal 2007. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial condition or cash flows.

Income Taxes

The Company and its subsidiaries’ income tax returns are periodically examined by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service (IRS), have raised issues and proposed tax adjustments. During 2007, the IRS concluded its field examination of certain of Tyco International’s, including Covidien’s and Tyco Electronics’, U.S. federal income tax returns for the years 1997 through 2000 and issued anticipated Revenue Agent’s Reports (RARs) in May and June of 2007 which reflect the IRS’s determination of proposed tax adjustments for the periods under audit. The RARs propose tax audit adjustments to certain of Tyco International’s previously filed tax return positions, all of which Tyco International and the Company expected and previously assessed at each balance sheet date. Accordingly, Covidien made no additional provision during fiscal 2007 with respect to its share of the proposed audit adjustments contained in the RARs.

Tyco International has appealed other proposed tax adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. Covidien believes that the amounts recorded in its financial statements relating to its share of these tax adjustments are adequate. However, the ultimate resolution of these matters is uncertain and could have an adverse impact on Covidien’s results of operations, financial condition or cash flows. In addition, ultimate resolution of these matters could have an adverse impact on Covidien’s effective tax rate in future reporting periods. The Company may also be required to accrue and pay additional taxes for contingencies not related to Covidien as a result of the Tax Sharing Agreement with Tyco International and Tyco Electronics.

In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to U.S. federal income tax returns for the 1997 through 2000 fiscal years, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through 2002. On the basis of previously accepted amendments, the Company determined that acceptance of these adjustments is probable and, accordingly, recorded the adjustments in the Consolidated and Combined Financial Statements. These adjustments resulted in a $281 million decrease in non-current deferred income taxes and a $269 million decrease to non-current income taxes payable in fiscal 2006. Such adjustments did not have a material impact on the Company’s results of operations, cash flows or its ongoing effective tax rate.

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In December 2007, the IRS commenced an examination of Tyco International’s, including Covidien’s and Tyco Electronics’, U.S. federal income tax returns for fiscal years 2001 through 2004. In connection with the examination, Tyco International has submitted amendments to its U.S. federal income tax returns for the periods through 2004. The Company believes that the amounts recorded in its financial statements relating to its share of these tax amendments are adequate. However, the ultimate resolution of the examination is uncertain and could have an adverse impact on the Company’s results of operations, financial condition or cash flows. In addition, ultimate resolution of these matters could have an adverse impact on the Company’s effective tax rate in future reporting periods. The Company may also be required to accrue and pay additional taxes for contingencies not related to Covidien as a result of the Tax Sharing Agreement with Tyco International and Tyco Electronics.

Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2004, which will primarily reflect the roll forward of the amendments for fiscal 1997 through fiscal 2004. When the Company’s tax return positions are updated, additional adjustments may be identified and recorded in its Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, management believes that any resulting adjustments will not have a material impact on the Company’s results of operations, financial condition or cash flows.

Compliance Matters

Tyco International has received and responded to various allegations that certain improper payments were made in recent years by Tyco International subsidiaries, including subsidiaries which are now a part of the Company. During 2005, Tyco International reported to the U.S. Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”), that it would continue to make periodic progress reports to these agencies and that it would present its factual findings upon conclusion of the baseline review. Tyco International had, and the Company will continue to have, communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by the Company in the course of its ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Covidien and FCPA requirements. At this time, the Company cannot predict the outcome of other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that the Company may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on its results of operations, financial condition or cash flows.

Any judgment required to be paid or settlement or other cost incurred by the Company in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that Covidien, Tyco International and Tyco Electronics will retain liabilities primarily related to each of its continuing operations. Any liabilities not primarily related to particular continuing operations will be shared equally among Covidien, Tyco International and Tyco Electronics.

Other Matters

The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its results of operations, financial condition or cash flows.

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Tyco International Legal Proceedings

Prior to the separation, Tyco International and certain of its former directors and officers were named as defendants in several lawsuits relating to securities class actions, shareholder lawsuits and ERISA related litigation. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation were allocated among Covidien, Tyco International and Tyco Electronics. As discussed in Note 17 under “Separation and Distribution Agreement,” Covidien is responsible for 42% of potential liabilities that may arise upon the settlement of such pending litigation. If Tyco International or Tyco Electronics were to default on their obligation to pay their allocated share of these liabilities, however, Covidien would be required to pay additional amounts. Tyco International’s various outstanding litigation proceedings are discussed below.

Tyco International and certain of its former directors and officers were named defendants in a number of class actions alleging violations of the disclosure provisions of the federal securities laws and also are named as defendants in several ERISA related class actions. In addition, some members of Tyco International’s former senior corporate management are subject to a Securities and Exchange Commission (“SEC”) inquiry. The findings and outcomes of the SEC inquiry may affect the course of the securities class actions and ERISA class actions pending against Tyco International. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International’s insurance carriers may decline coverage, or Tyco International’s coverage may be insufficient to cover its expenses and liability, in some or all of these matters.

Securities Class Action Settlement—On May 14, 2007, Tyco International entered into a Memorandum of Understanding with plaintiffs’ counsel in connection with the settlement of 32 securities class action lawsuits. Under the terms of the Memorandum of Understanding, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants and ten other individuals in consideration for the payment to the certified class plus accrued interest of $2.975 billion and assignment of any net recovery of any claims possessed by Tyco International and the other defendants against Tyco International’s former auditor, PricewaterhouseCoopers, LLP. Defendant PricewaterhouseCoopers, LLP, is not a settling defendant and is not party to the memorandum. However, PricewaterhouseCoopers, LLP, subsequently agreed to participate in the settlement and in consideration of a release of all claims against it by the parties to the Memorandum of Understanding, agreed to make a payment of $225 million. Tyco international and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from and of the facts or conduct alleged in the actions.

The deadline for deciding not to participate in the class action settlement was September 28, 2007. As of such date, Tyco International had received opt-out notices from individuals and entities totaling approximately 4% of the shares owned by class members. These individuals and entities may pursue their claims separately against Tyco International and any judgments resulting from such claims would not reduce the settlement amount.

Under the terms of the Separation and Distribution Agreement entered into on June 29, 2007, Covidien, Tyco International and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement including any judgment resulting from opt-out claims. Additionally, under the Separation and Distribution Agreement, the companies share in the liability, with Covidien assuming 42%, Tyco International 27% and Tyco Electronics 31% of the total amount.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

In fiscal 2007, the Company was allocated a net charge of $1.202 billion from Tyco International, for which no tax benefit was realized. This amount is comprised of the Company’s portion of the class action settlement of $1.249 billion, net of its portion of the related insurance recoveries of $47 million, of which $42 million had been collected as of September 28, 2007. At September 28, 2007, the Company had a $2.992 billion liability for the full amount owed under the settlement, including accrued interest and a $1.735 billion receivable from Tyco International Ltd. and Tyco Electronics for their portions of the liability. In fiscal 2007, borrowings under the unsecured bridge loan facility and cash were used to fund the Company’s portion of the payment into an escrow account intended to be used to settle the liability. “Interest in class action settlement fund” in the Consolidated Balance Sheet at September 28, 2007, represents the Company’s $1.257 billion interest in Tyco International’s funds held in escrow to settle the class action lawsuits. The escrow account earns interest that is payable to the class.

On December 19, 2007, the United States District Court of the District of New Hampshire entered a final order approving the settlement of 32 securities class action lawsuits. On February 21, 2008, the time for appealing the final court order approving the class action settlement expired and the settlement became final. Accordingly, in the second quarter of fiscal 2008, the Company removed the class action settlement liability and the related class action settlement receivable from its Consolidated Balance Sheet. While the payment of the class action settlement resulted in a decrease to the Company’s cash flow from continuing operations during the second quarter of fiscal 2008, the payment did not affect the Company’s cash balance, as the Company had previously fully funded its portion of the class action settlement into an escrow account intended to be used to settle the liability, as mentioned above.

The settlement does not address all securities cases and several remain outstanding. The settlement does not resolve claims arising under ERISA which are not common to all class members or cases filed by class members who have opted out of the settlement. In addition, pursuant, to the terms of the settlement, L. Dennis Kozlowski, Mark H. Swartz and Frank E Walsh Jr., are also excluded from the settling defendants, and the class will assign to Tyco International all of their claims against defendants Kozlowski, Swartz and Walsh. In exchange, Tyco International will agree to pay the certified class 50% of any net recovery against these defendants.

If the unresolved class action lawsuits were determined to be adverse to Tyco International, it is possible that the Company’s portion of such liability would have a material adverse effect on its results of operations, financial condition or cash flows. Moreover, Tyco International stipulated, pursuant to a court order, that the Company will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. At this time, it is not possible to estimate the loss or probable losses, if any, that might result from an adverse resolution of these matters.

Investigations—Tyco International and others have received various subpoenas and requests from the U.S. Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International’s governance, management, operations, accounting and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or the range of possible loss, if any, which might result from an adverse resolution of these matters. As a result, the Company’s share of such potential losses is also not estimable and may have a material adverse effect on its results of operations, financial condition or cash flows.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

19. Segment and Geographic Data

Change in Reporting Structure—During the first quarter of fiscal 2008, the Company changed its segment reporting to reflect changes in how the various businesses of the Company would be managed from 2008 onwards. Operations formerly managed by the Medical Devices segment that related to the sale and production of radiopharmaceuticals and contrast products are now managed by the Imaging Solutions segment. The change in operational reporting was designed to improve the Company’s operational performance by enhancing its global structure to accelerate growth. Following this change and the anticipated divestiture of the Retail Products segment, Specialty Chemicals business and European Incontinence Products business discussed in Note 2, the Company operates its business through the following four segments:

•

Medical Devices includes the development, manufacture and sale of endomechanical instruments, soft tissue repair products, energy devices, oximetry and monitoring products, airway and ventilation products, vascular devices, sharpsafety products, clinical care products and other medical device products.

•	Imaging Solutions includes the development, manufacture and marketing of radiopharmaceuticals and contrast products.

•	Pharmaceutical Products includes the development, manufacture and distribution of dosage pharmaceuticals and active pharmaceutical ingredients.

•	Medical Supplies includes the development, manufacture and sale of nursing care products, medical surgical products and original equipment manufacturer products (OEM).

All amounts have been reclassified to reflect this change to the Company’s segment reporting.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Selected information by business segment is presented in the following tables (dollars in millions):

	2007	2006	2005
Net sales(1):
Medical Devices	$6,023	$5,585	$5,467
Imaging Solutions	1,077	994	1,054
Pharmaceutical Products	908	840	817
Medical Supplies	887	894	930

	$8,895	$8,313	$8,268

Operating income:
Medical Devices	$1,719	$1,812	$1,643
Imaging Solutions	100	138	232
Pharmaceutical Products	284	259	263
Medical Supplies	145	146	175
Corporate(2)	(1,663)	(303)	(302)

	$585	$2,052	$2,011

Total assets:
Medical Devices	$9,722	$9,448	$8,615
Imaging Solutions	1,228	1,205	1,132
Pharmaceutical Products	1,271	1,241	1,186
Medical Supplies	610	612	580
Corporate(3)	4,618	468	864
Assets held for sale	879	1,134	2,407

	$18,328	$14,108	$14,784

Depreciation and amortization:
Medical Devices	$241	$207	$197
Imaging Solutions	53	48	46
Pharmaceutical Products	47	44	42
Medical Supplies	28	26	25

	$369	$325	$310

Capital expenditures:
Medical Devices	$212	$218	$164
Imaging Solutions	51	68	33
Pharmaceutical Products	44	63	57
Medical Supplies	45	51	35
Corporate	4	—	—

	$356	$400	$289

(1)	Amounts represent sales to external customers. Intersegment sales are not significant. No single customer represented 10% or more of the Company’s total net sales in any period presented.

(2)	Includes a net charge of $1.202 billion allocated to the Company by Tyco International for the Company’s portion of the class action settlement and related insurance recoveries (see Note 18), Company corporate expenses, the allocated corporate overhead expenses from Tyco International, share-based compensation expense and unallocated segment expenses.

(3)	Includes cash and cash equivalents, deferred income tax assets, assets related to the class action settlement totaling $2.992 for fiscal 2007 and other corporate assets.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Net sales by groups of products within the Company’s segments is as follows (dollars in millions):

	2007	2006	2005
Endomechanical Instruments	$1,858	$1,727	$1,675
Soft Tissue Repair Products	494	420	385
Energy Devices	638	533	485
Oximetry & Monitoring Products	597	559	566
Airway & Ventilation Products	766	730	727
Vascular Devices	482	454	459
SharpSafety Products	460	429	417
Clinical Care Products	372	352	355
Other Products	356	381	398

Medical Devices	6,023	5,585	5,467
Radiopharmaceuticals	487	432	482
Contrast Products	590	562	572

Imaging Solutions	1,077	994	1,054
Dosage Pharmaceuticals	468	436	425
Active Pharmaceutical Ingredients	440	404	392

Pharmaceutical Products	908	840	817
Nursing Care Products	477	470	482
Medical Surgical Products	275	275	284
Original Equipment Manufacturer Products	134	136	131
Other Products	1	13	33

Medical Supplies	887	894	930

	$8,895	$8,313	$8,268

Selected information by geographic area is as follows (dollars in millions):

	2007	2006	2005
Net sales(1):
United States	$5,109	$4,897	$4,970
Other Americas	480	433	375
Europe	2,320	2,046	2,025
Japan	585	580	594
Asia—Pacific	401	357	304

	$8,895	$8,313	$8,268

Property, plant and equipment, net:
United States	$1,767	$1,690	$1,579
Other Americas	147	118	84
Europe	379	369	321
Japan	71	69	70
Asia—Pacific	29	13	10

	$2,393	$2,259	$2,064

(1)	Sales to external customers are reflected in the regions based on the location of the sales force executing the transaction.

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20. Summarized Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for fiscal 2007 and 2006, is as follows (dollars in millions, except per share data):

	2007
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Net sales	$2,128	$2,200	$2,269	$2,298
Gross profit	1,116	1,131	1,184	1,191
Income (loss) from continuing operations	332	377	(1,135)	261
Net income (loss)	338	394	(1,108)	34
Basic and diluted earnings per share:
Income (loss) from continuing operations	$0.67	$0.76	$(2.29)	$0.53
Net income (loss)	0.68	0.79	(2.23)	0.07

	2006
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Net sales	$1,974	$2,074	$2,127	$2,138
Gross profit	1,043	1,054	1,111	1,093
Income from continuing operations	347	380	378	325
Net income	119	334	361	341
Basic and diluted earnings per share:
Income from continuing operations	$0.70	$0.77	$0.76	$0.65
Net income	0.24	0.67	0.73	0.69

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

21. Covidien International Finance S.A.

In December 2006, prior to the separation from Tyco International, Ltd., CIFSA was formed. CIFSA, a Luxembourg company, is a holding company that owns, directly or indirectly, all of the operating subsidiaries of Covidien Ltd. CIFSA is the borrower under the Company’s senior notes, revolving credit facility and bridge loan facility, all of which are fully and unconditionally guaranteed by Covidien Ltd., which in turn is the sole owner of CIFSA. The following information provides the composition of the Company’s income, assets, liabilities, equity and cash flows by relevant group within the Company: Covidien Ltd. as the guarantor, CIFSA as issuer of the debt and the operating companies that represent assets of CIFSA. There are no other subsidiary guarantees. Consolidating financial information for Covidien and CIFSA on a stand-alone basis is presented using the equity method of accounting for subsidiaries.

CONSOLIDATING STATEMENT OF OPERATIONS

Fiscal Year Ended September 28, 2007

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$8,895	$—	$8,895
Cost of products sold	—	—	4,273	—	4,273

Gross profit	—	—	4,622	—	4,622
Selling, general and administrative expenses	9	(16)	2,453	—	2,446
Research and development expenses	—	—	260	—	260
In-process research and development charges	—	—	38	—	38
Class action settlement, net of insurance recoveries	1,202	—	—	—	1,202
Restructuring and other charges	—	—	57	—	57
Impairment of long-lived assets	—	—	34	—	34

Operating (loss) income	(1,211)	16	1,780	—	585
Interest expense	—	175	13	—	188
Interest income	—	(7)	(28)	—	(35)
Other expense (income), net	—	146	(11)	—	135
Equity in net income of subsidiaries	(889)	(1,066)	—	1,955	—
Intercompany interest and fees	20	(121)	101	—	—

Income from continuing operations before income taxes	(342)	889	1,705	(1,955)	297
Income taxes	—	—	462	—	462

Income from continuing operations	(342)	889	1,243	(1,955)	(165)
Loss from discontinued operations, net of income taxes	—	—	177	—	177

Net income	$(342)	$889	$1,066	$(1,955)	$(342)

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

At September 28, 2007

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$872	$—	$872
Accounts receivable trade, net	—	—	1,546	—	1,546
Inventories	—	—	1,126	—	1,126
Interest in class action settlement fund	1,257	—	—	—	1,257
Class action settlement receivables	1,735	—	—	—	1,735
Intercompany receivable	—	178	184	(362)	—
Prepaid expenses and other current assets	14	—	669	—	683
Assets held for sale	—	—	879	—	879

Total current assets	3,006	178	5,276	(362)	8,098
Property, plant and equipment, net	2	—	2,391	—	2,393
Goodwill	—	—	5,767	—	5,767
Intangible assets, net	—	—	1,242	—	1,242
Due from related parties	306	—	—	—	306
Investment in subsidiaries	7,222	10,895	—	(18,117)	—
Intercompany loans receivables	138	8,981	9,287	(18,406)	—
Other assets	—	1	521	—	522

Total Assets	$10,674	$20,055	$24,484	$(36,885)	$18,328

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$474	$49	$—	$523
Accounts payable	—	—	444	—	444
Class action settlement liability	2,992	—	—	—	2,992
Intercompany payable	—	184	178	(362)	—
Accrued and other current liabilities	86	11	1,182	—	1,279
Liabilities associated with assets held for sale	—	—	147	—	147

Total current liabilities	3,078	669	2,000	(362)	5,385
Long-term debt	—	3,451	114	—	3,565
Income taxes payable	—	—	517	—	517
Guaranteed contingent tax liabilities	760	—	—	—	760
Deferred income taxes	—	—	576	—	576
Intercompany loans payable	94	9,193	9,119	(18,406)	—
Other liabilities	—	—	783	—	783

Total Liabilities	3,932	13,313	13,109	(18,768)	11,586
Shareholders’ Equity	6,742	6,742	11,375	(18,117)	6,742

Total Liabilities and Shareholders’ Equity	$10,674	$20,055	$24,484	$(36,885)	$18,328

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Fiscal Year Ended September 28, 2007

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash provided by continuing operating activities	$29	$84	$1,983	$—	$2,096

Net cash provided by discontinued operating activities	—	—	113	—	113

Net cash provided by operating activities	29	84	2,096	—	2,209

Cash Flows From Investing Activities:
Capital expenditures	(2)	—	(354)	—	(356)
Acquisitions	—	—	(117)	—	(117)
Increase in restricted cash	—	—	(7)	—	(7)
Interest in class action settlement fund	(1,257)	—	—	—	(1,257)
Decrease in intercompany loans	—	560	—	(560)	—
Other	—	—	24	—	24

Net cash (used in) provided by continuing investing activities	(1,259)	560	(454)	(560)	(1,713)

Net cash provided by discontinued investing activities	—	—	4	—	4

Net cash (used in) provided by investing activities	(1,259)	560	(450)	(560)	(1,709)

Cash Flows From Financing Activities:
Repayment of external debt	—	(325)	(200)	—	(525)
Issuance of external debt	—	4,248	50	—	4,298
Allocated debt activity	—	(2,281)	(10)	—	(2,291)
Net transfers (from) to Tyco International Ltd.	1,261	(2,242)	(335)	—	(1,316)
Transfers from discontinued operations	—	—	82	—	82
Loan borrowings from (repayments to) parent	(44)	—	(516)	560	—
Other	13	(44)	10	—	(21)

Net cash provided by (used in) financing activities	1,230	(644)	(919)	560	227

Net cash used in discontinued financing activities	—	—	(117)	—	(117)

Net cash provided by (used in) financing activities	1,230	(644)	(1,036)	560	110

Effect of currency rate changes on cash	—	—	20	—	20
Net increase in cash and cash equivalents	—	—	630	—	630
Cash and cash equivalents at beginning of period	—	—	242	—	242

Cash and cash equivalents at end of period	$—	$—	$872	$—	$872

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

Upon formation in December 2006, CIFSA held $50 thousand in cash and had share capital of $50 thousand. The following tables present the historical combined financial information for Covidien Ltd. and all other subsidiaries for the purposes of illustrating the composition of Covidien Ltd. and the other subsidiaries prior to CIFSA establishing the respective ownership in connection with the Separation.

COMBINED STATEMENT OF INCOME

Fiscal Year Ended September 29, 2006

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$8,313	$—	$8,313
Cost of products sold	—	—	4,012	—	4,012

Gross profit	—	—	4,301	—	4,301
Selling, general and administrative expenses	—	—	1,986	—	1,986
Research and development expenses	—	—	248	—	248
In-process research and development charges	—	—	63	—	63
Gain on divestiture	—	—	(48)	—	(48)

Operating income	—	—	2,052	—	2,052
Interest expense	—	—	171	—	171
Interest income	—	—	(32)	—	(32)
Other expense, net	—	—	13	—	13
Equity in net income of subsidiaries	(1,155)	—	—	1,155	—

Income from continuing operations before income taxes	1,155	—	1,900	(1,155)	1,900
Income taxes	—	—	470	—	470

Income from continuing operations	1,155	—	1,430	(1,155)	1,430
Loss from discontinued operations, net of income taxes	—	—	275	—	275

Net income	$1,155	$—	$1,155	$(1,155)	$1,155

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

COMBINED STATEMENT OF INCOME

Fiscal Year Ended September 30, 2005

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$8,268	$—	$8,268
Cost of products sold	—	—	3,815	—	3,815

Gross profit	—	—	4,453	—	4,453
Selling, general and administrative expenses	—	—	2,216	—	2,216
Research and development expenses	—	—	221	—	221
Loss on divestiture	—	—	5	—	5

Operating income	—	—	2,011	—	2,011
Interest expense	—	—	192	—	192
Interest income	—	—	(29)	—	(29)
Other expense	—	—	248	—	248
Equity in net income of subsidiaries	1,035	—	—	(1,035)	—

Income from continuing operations before income taxes	1,035	—	1,600	(1,035)	1,600
Income taxes	—	—	479	—	479

Income from continuing operations	1,035	—	1,121	(1,035)	1,121
Loss from discontinued operations, net of income taxes	—	—	86	—	86

Net income	$1,035	$—	$1,035	$(1,035)	$1,035

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

CONDENSED COMBINED BALANCE SHEET

At September 29, 2006

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$242	$—	$242
Accounts receivable trade, net	—	—	1,417	—	1,417
Inventories	—	—	1,065	—	1,065
Prepaid expenses and other current assets	—	—	574	—	574
Assets held for sale	—	—	1,134	—	1,134

Total current assets	—	—	4,432	—	4,432
Property, plant and equipment, net	—	—	2,259	—	2,259
Goodwill	—	—	5,694	—	5,694
Intangible assets, net	—	—	1,314	—	1,314
Investment in subsidiaries	8,621	—	—	(8,621)	—
Other assets	—	—	409	—	409

Total Assets	$8,621	$—	$14,108	$(8,621)	$14,108

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$194	$—	$194
Accounts payable	—	—	436	—	436
Intercompany payable	—	—	—	—	—
Accrued and other current liabilities	—	—	778	—	778
Income taxes payable	—	—	93	—	93
Liabilities associated with assets held for sale			174	—	174

Total current liabilities	—	—	1,675	—	1,675
Long-term debt	—	—	2,248	—	2,248
Income taxes payable	—	—	340	—	340
Deferred income taxes	—	—	373	—	373
Other liabilities	—	—	851	—	851

Total Liabilities	—	—	5,487	—	5,487
Shareholders’ Equity	8,621	—	8,621	(8,621)	8,621

Total Liabilities and Shareholders’ Equity	$8,621	$—	$14,108	$(8,621)	$14,108

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

CONDENSED COMBINED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 29, 2006

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by continuing operating activities	$—	$—	$1,296	$1,296

Net cash used in discontinued operating activities	—	—	(92)	(92)

Net cash provided by operating activities	—	—	1,204	1,204

Cash Flows From Investing Activities:
Capital expenditures	—	—	(400)	(400)
Acquisitions, net of cash acquired	—	—	(382)	(382)
Divestitures	—	—	74	74
Increase in restricted cash	—	—	(34)	(34)
Other	—	—	(9)	(9)

Net cash used in continuing investing activities	—	—	(751)	(751)

Net cash provided by discontinued investing activities	—	—	827	827

Net cash provided by investing activities	—	—	76	76

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(25)	(25)
Issuance of external debt	—	—	1	1
Allocated debt activity	—	—	(548)	(548)
Net transfers to Tyco International Ltd.	—	—	(601)	(601)
Transfers from discontinued operations	—	—	636	636
Other	—	—	86	86

Net cash used in continuing financing activities	—	—	(451)	(451)

Net cash used in discontinued financing activities	—	—	(726)	(726)

Net cash used in financing activities	—	—	(1,177)	(1,177)

Effect of currency rate changes on cash	—	—	7	7
Net increase in cash and cash equivalents	—	—	110	110
Less: net increase in cash related to discontinued operations	—	—	(9)	(9)
Cash and cash equivalents at beginning of period	—	—	141	141

Cash and cash equivalents at end of period	$—	$—	$242	$242

COVIDIEN LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (continued)

CONDENSED COMBINED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 30, 2005

(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by continuing operating activities	$—	$—	$2,125	$2,125

Net cash provided by discontinued operating activities	—	—	259	259

Net cash provided by operating activities	—	—	2,384	2,384

Cash Flows From Investing Activities:
Capital expenditures	—	—	(289)	(289)
Acquisitions, net of cash acquired	—	—	(66)	(66)
Divestitures	—	—	4	4
Other	—	—	14	14

Net cash used in continuing investing activities	—	—	(337)	(337)

Net cash used in discontinued investing activities	—	—	(71)	(71)

Net cash used in investing activities	—	—	(408)	(408)

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(98)	(98)
Issuance of external debt	—	—	3	3
Allocated debt activity	—	—	(1,141)	(1,141)
Net transfers to Tyco International Ltd.	—	—	(508)	(508)
Transfers from discontinued operations	—	—	(52)	(52)
Other	—	—	(23)	(23)

Net cash used in continuing financing activities	—	—	(1,819)	(1,819)

Net cash used in discontinued financing activities	—	—	(176)	(176)

Net cash used in financing activities	—	—	(1,995)	(1,995)

Effect of currency rate changes on cash	—	—	2	2
Net decrease in cash and cash equivalents	—	—	(17)	(17)
Less: net increase in cash related to discontinued operations	—	—	(12)	(12)
Cash and cash equivalents at beginning of period	—	—	170	170

Cash and cash equivalents at end of period	$—	$—	$141	$141

COVIDIEN LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(dollars in millions)

	Balance at Beginning of Year	Additions Charged to Income	Acquisitions, Divestitures and Other	Deductions	Balance at End of Year
Description

Fiscal 2007
Reserve for rebates	$376	$2,016	$20	$(2,048)	$364
Allowance for doubtful accounts	$41	$6	$4	$(7)	$44

Fiscal 2006
Reserve for rebates	$383	$2,302	$(20)	$(2,289)	$376
Allowance for doubtful accounts	$56	$—	$3	$(18)	$41

Fiscal 2005
Reserve for rebates	$324	$2,068	$—	$(2,009)	$383
Allowance for doubtful accounts	$55	$9	$—	$(8)	$56